EXHIBIT 10.4

MID-AMERICA APARTMENT COMMUNITIES, INC.
MID-AMERICA APARTMENTS, L.P.


REVOLVING CREDIT AGREEMENT
(AMENDED AND RESTATED)


                                  AMSOUTH BANK
                                      ADMINISTRATIVE AGENT


                                                      MARCH 16, 1998
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CONTENTS

      I.    LOAN TERMS....................................................  1
            1.1.        The Loans.........................................  1
            1.2.        Borrowings........................................  2
            1.3.        Commitments.......................................  2
            1.4.        Notes.............................................  2
            1.5.        Maximum amounts of Loans and Borrowings...........  2
            1.6.        Minimum Borrowing size............................  2
            1.7.        Swing Line Facility...............................  2
            1.8.        Letters of Credit.................................  4
            1.9.        Drafts under a Letter of Credit...................  5
            1.10.       Maturity of Loans.................................  5
            1.11.       Fees..............................................  5
            1.12.       Interest Periods..................................  7
            1.13.       Interest..........................................  7
            1.14.       Maximum Eurodollar Borrowings.....................  8
            1.15.       Borrowers' termination of Borrowing Rights........  8
            1.16.       Voluntary and Mandatory Prepayments...............  8
            1.17.       Payments generally................................ 10
            1.18.       Funding losses.................................... 11
            1.19.       Pro-rata treatment................................ 11
            1.20.       Whole dollars..................................... 12

      II.   BORROWINGS AND CONVERSION PROCEDURES.......................... 12
            2.1.        Borrowing Notices................................. 12
            2.2.        Funding of Loans.................................. 12
            2.3.        Lender's failure to fund.......................... 13
            2.4.        Conversions....................................... 13
            2.5.        Defective notices................................. 14

      III.  CONDITIONS.................................................... 15
            3.1.        Conditions to effectiveness of this Agreement..... 15
            3.2.        Conditions to Borrowings.......................... 16
            3.3.        Conditions to Maintaining Loans................... 17
            3.4.        Conditions to Release of Mortgaged Property....... 18
            3.5.        Conditions to Addition of Property................ 19

      IV.   REPRESENTATIONS AND WARRANTIES................................ 21
            4.1.        Corporate existence and power..................... 21
            4.2.        Corporate, partnership and governmental
                          authorization; non-contravention................ 22
            4.3.        Binding effect.................................... 22
            4.4.        Financial information............................. 22


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            4.5.        No material adverse change........................ 22
            4.6.        Litigation........................................ 22
            4.7.        Taxes............................................. 23
            4.8.        Compliance with ERISA............................. 23
            4.9.        Not an investment company or public
                          utility holding company......................... 23
            4.10.       Margin regulations................................ 23
            4.11.       Title to assets................................... 23
            4.12.       Contracts or restrictions affecting Borrowers..... 24
            4.13.       No default........................................ 24
            4.14.       Patents and Trademarks............................ 24
            4.15.       Hazardous Substances.............................. 24
            4.16.       Real Estate Investment Trust...................... 24
            4.17.       Subsidiaries...................................... 24

      V.    AFFIRMATIVE COVENANTS......................................... 25
            5.1.        Financial information............................. 25
            5.2         Maintenance of property; insurance................ 26
            5.3.        Compliance with laws.............................. 27
            5.4.        Books and records; payment of Taxes............... 27
            5.5.        Notice of Defaults................................ 28
            5.6.        ERISA events...................................... 28
            5.7.        Use of proceeds................................... 28
            5.8.        Maintenance of existence; merger; sale of assets.. 28
            5.9.        Right of inspection............................... 29
            5.10.       Environmental laws................................ 29
            5.11.       Notice of adverse change in assets................ 29
            5.12.       Indemnification................................... 29
            5.13.       Qualification as a Real Estate Investment Trust... 31
            5.14.       Ownership of Subsidiaries......................... 31

      VI.   NEGATIVE COVENANTS OF BORROWERS............................... 31
            6.1.        Liens............................................. 31
            6.2.        Sale of Assets.................................... 32
            6.3.        Accounts Receivable from Related Persons.......... 32
            6.4.        Loans to Officers and Employees................... 32
            6.5.        Trademarks and Trade Names........................ 32
            6.6.        Net Operating Loss................................ 33
            6.7.        Dividend Payout................................... 33
            6.8.        Other Financial Covenants......................... 33
            6.9.        Control........................................... 34
            6.10.       Subsidiary Ownership.............................. 34
            6.11.       Subsidiary Debt................................... 34

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      VII.  DEFAULT....................................................... 34
            7.1.        Events of Default................................. 34
            7.2.        Action on Default................................. 39
            7.3.        Notice of Default................................. 39

      VIII. THE ADMINISTRATIVE AGENT...................................... 40
            8.1.        Appointment and authorization..................... 40
            8.2.        Other conduct..................................... 40
            8.3.        Scope of obligations.............................. 40
            8.4.        Consultation with experts......................... 40
            8.5.        Liability of Administrative Agent................. 40
            8.6.        Indemnification................................... 41
            8.7.        Successor Administrative Agent.................... 41
            8.8.        Fees.............................................. 42

      IX.   CHANGE IN CIRCUMSTANCES....................................... 42
            9.1.        Eurocurrency Reserve Requirements................. 42
            9.2.        Increased cost or reduced return.................. 42
            9.3.        LIBOR unavailable or inadequate................... 44
            9.4.        Illegal Loans..................................... 45
            9.5.        Termination of suspension......................... 45
            9.6.        Taxes on payments................................. 45
            9.7.        Change of Office.................................. 47
            9.8.        Replacement of Lender............................. 47

      X.    MISCELLANEOUS................................................. 48
            10.1.       Notices........................................... 48
            10.2.       No waivers; remedies cumulative; integration;
                          survival........................................ 48
            10.3.       Expenses; documentary Taxes....................... 49
            10.4.       Indemnification................................... 49
            10.5.       Sharing of set-offs............................... 50
            10.6.       Amendments and waivers............................ 51
            10.7.       Successors and assigns............................ 51
            10.8.       Borrowers' liability.............................. 54
            10.9.       No reliance on Margin Stock collateral............ 54
            10.10.      Credit decision................................... 54
            10.11.      Alabama law....................................... 54
            10.12.      Waiver of jury trial.............................. 54
            10.13.      Venue of Actions.................................. 55
            10.14.      Execution......................................... 55
            10.15.      Survival.......................................... 55


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      XI.   DEFINITIONS AND USAGES........................................ 55
            11.1.       Definitions....................................... 55
            11.2.       Accounting terms and determinations............... 67
            11.3.       Miscellaneous usages.............................. 67

      List of Schedules................................................... 68

      LIST OF EXHIBITS.................................................... 69


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                           REVOLVING CREDIT AGREEMENT


            This Revolving Credit Agreement is dated as of March 16, 1998 (this "Agreement") among

      MID-AMERICA APARTMENT COMMUNITIES, INC. ("MAAC"),

      MID-AMERICA APARTMENTS, L.P. ("MID-AMERICA"),

      the financial institutions listed on SCHEDULE 1 as amended or supplemented from time to time (the "LENDERS"), and

      AMSOUTH BANK, an Alabama banking corporation, as Administrative Agent for the Lenders, its successors and assigns (in such capacity, the "ADMINISTRATIVE AGENT").

            This Agreement is executed in amendment and restatement of that certain Revolving Credit Agreement among the Borrowers, the Administrative Agent and certain lenders, dated November 20, 1997.

            The parties, intending to be legally bound, severally agree as follows:


I.    LOAN TERMS

      1.1.  The Loans

      Each Lender shall make loans ("LOANS") to MAAC and Mid-America, jointly and severally (each a "BORROWER" and together the "BORROWERS").

      The agreements of the Lenders to make Loans, are several and not joint.

      All Loans shall be made on the terms, and subject to the conditions, of this Agreement. The Borrowers may borrow, repay, prepay and reborrow under this Agreement from the Effective Date until the Termination Date of the Loans, in an aggregate principal amount not to exceed, at any one time outstanding, the lesser of:

      o     the sum of Two Hundred Million Dollars ($200,000,000.00), or

      o the Borrowing Base reduced by (a) the amount of all outstanding Letters of Credit and (b) the amount of outstanding Advances.


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      1.2.  Borrowings

            All Loans to the Borrowers that have Interest Periods that begin on the same day and end on the same day shall constitute a single borrowing ("Borrowing").

      1.3.  Commitments

            A Lender's Commitment as of the date of this Agreement is the amount shown opposite its name on Schedule 1; a Lender's Commitment may be subsequently reduced pursuant to this Agreement or increased pursuant to a permitted assignment. As of the date of this Agreement, the Aggregate Commitment is $200,000,000.00.

      1.4.  Notes

            The Loans shall be evidenced by promissory notes of the Borrowers, payable to the order of each Lender, in the principal amount of their respective Proportionate Share of the Aggregate Commitment, and in the form substantially the same as the copy of the Note attached hereto as Exhibit A (the "NOTES"). The Notes, in addition to evidencing new indebtedness, also amend, restate, renew and consolidate certain notes related to the Mortgaged Property, as explained on Exhibit I attached hereto.

      1.5.  Maximum amounts of Loans and Borrowings

            (a) No Lender shall make Loans in an aggregate unpaid principal amount that exceeds the Lender's Commitment. Each Borrowing shall consist of Loans made by the Lenders in proportion to their respective Commitments.

            (b) No Loan shall be made to the Borrowers if, immediately following the making of the Loan, the aggregate unpaid principal amount of all Loans to the Borrowers would exceed the lesser of the Aggregate Commitment or the Borrowing Base.

      1.6.  Minimum Borrowing size

            Each Borrowing shall be in the principal amount of $2,000,000 or a larger integral multiple of $500,000.

      1.7.  Swing Line Facility


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            (a)   The "SWING LINE FACILITY" is being extended under, and as a component of, the Aggregate Commitment, and shall be advanced and readvanced by the Administrative Agent to the Borrowers in accordance with the provisions of this Agreement hereinafter set forth, and shall be evidenced by, and payable, together with interest thereon, in accordance with the provisions of, the Swing Line Facility Note. The Borrowers expressly acknowledge and agree that:

                  1. the Administrative Agent directly assumes the obligation to fund, and shall have the sole obligation to fund, 100% of each Advance of the Swing Line Facility which is made, or required to be made, in accordance with the provisions of this Agreement, and

                  2. the Borrowers shall not have the right under any fact or circumstance to look to any other party, including, without limitation, any other Lender, for the funding of all or any portion of the Swing Line Facility which is required to be made in accordance with the provisions of this Agreement if the Administrative Agent shall default in doing so, all risk of such default being assumed in all respects by the Borrowers.

            (b) Subject to satisfaction of the applicable general terms and conditions set forth in this Agreement, Advances under the Swing Line Facility will be available on any day the Administrative Agent is open for business and on the same day notice is given by the Borrowers to the Administrative Agent, provided that any such request by the Borrowers for an Advance under the Swing Line Facility is received by the Administrative Agent prior to 1:00 P.M., Birmingham time, on the date such Advance is requested. The outstanding principal balance under the Swing Line Facility may be prepaid, in whole or in part and at any time, without prior notice to the Administrative Agent and without payment of penalty or premium. Notice of prepayments under the Swing Line Facility must be received by the Administrative Agent prior to 1:00 P.M., Birmingham time, and payment received by the close of business on the day of notice for the Borrowers to receive credit for such prepayment that day. With respect to an Advance under the Swing Line Facility in excess of $750,000, the Borrowers shall submit to the Administrative Agent a detailed request for the Advance in the form attached hereto as

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                  EXHIBIT B. For an Advance of $750,000 or less under the Swing
                  Line Facility, the Borrowers shall submit to the Administrative Agent a written memo requesting such Advance. Notwithstanding anything to the contrary contained herein, all controlled advances and payments automatically generated by the Administrative Agent's cash management system shall not require any of the above notices from the Borrowers. The Borrowers shall notify the Administrative Agent in writing of the responsible officer, who shall be either the chief financial officer, the chief executive officer, the chief operating officer, or the treasurer (THE "RESPONSIBLE OFFICER") authorized to request Advances under the Swing Line Facility on behalf of the Borrowers.

            (c) Upon request of the Administrative Agent, each of the other Lenders shall within 24 hours of such request fund their Proportionate Share in each Advance under the Swing Line; however, the failure of any such Lender to fund their Proportionate Share of each Advance under the Swing Line Facility shall not relieve the Administrative Agent from its obligation under subparagraph 1.7(a) above to fund the entire Advance.

      1.8.  Letters of Credit

            The Letter of Credit Facility is being extended under, and as a component of, the Aggregate Commitment. The Borrowers shall have the right, from time to time, to request the Administrative Agent to issue one or more unconditional and irrevocable letters of credit for its account or a Subsidiary's (each a "Letter of Credit"). The Borrowers, the Lenders and the Administrative Agent acknowledge and agree that the Existing Letters of Credit previously issued by the Administrative Agent for the account of MAAC shall each constitute a Letter of Credit hereunder for all purposes. Any request by the Borrowers for a Letter of Credit shall be subject to the terms and conditions of this paragraph hereinafter set forth:

            (a) Each request for the issuance of a Letter of Credit shall be in writing, shall state the requested date of issuance of the Letter(s) of Credit (which shall be at least five (5) Business Days after the request is received by the Administrative Agent), shall state the requested amount of the Letter(s) of Credit and the purposes for which the Letter(s) of Credit are requested, shall indicate both the account party and the beneficiary of the Letter(s) of Credit, and shall specify the terms of the Letter(s) of Credit (which terms shall be reasonably satisfactory to the Administrative Agent).

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            (b)   The aggregate amount of Letters of Credit outstanding at any one time shall not exceed $60,000,000.

            (c) At no time during the term of the Loans shall there be more than twenty (20) Letters of Credit in the aggregate outstanding, unless otherwise agreed to by Administrative Agent in its sole discretion.

            (d) No Letter of Credit shall have an expiration date beyond the Maturity Date.

            (e) The purpose of each Letter of Credit shall be to provide credit enhancement for tax exempt bond financing of the Borrowers or a Subsidiary or for such other purposes as may be acceptable to the Administrative Agent, which approval shall not be unreasonably withheld or delayed.

            (f) The Administrative Agent shall have the sole obligation to issue Letter(s) of Credit under this Agreement, and Borrower shall not have the right under any fact or circumstance to look to any other party, including, without limitation, any other Lender, for the issuance of the Letter(s) of Credit if the Administrative Agent defaults in doing so, all such risk of default being assumed by the Borrowers.

            (g) Upon written request of a Lender, the Administrative Agent shall provide a copy of the Letter(s) of Credit to such Lender.

      1.9.  Drafts under a Letter of Credit

            Any draw honored by the Administrative Agent under a Letter of Credit shall constitute an automatic Advance at the Base Rate and shall be evidenced by and payable, together with interest thereon, in accordance with the provisions of the Notes. Upon request of the Administrative Agent, each of the other Lenders shall, not later than 24 hours after such request, fund their respective Proportionate Share in each such Advance which is made as a result of a draw under a Letter of Credit.

      1.10. Maturity of Loans

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            Subject to SECTION 7.2, (Action on Default), and Section 1.15
            (Borrowers' termination of Borrowing Rights), the unpaid principal amount of each Loan shall be due and payable on the Maturity Date.

            The Borrowing Rights of the Borrowers and the obligation of the Lenders to extend Loans shall permanently terminate on the Termination Date.

      1.11. Fees

            (a)   Letter of Credit Fees

                  The annual fee for the issuance of a Letter of Credit shall be equal to one and one-quarter percent (1.25%) per annum multiplied by the face amount of such Letter of Credit; and any such fee shall be paid annually in advance for the entire period of time that such Letter of Credit is outstanding (the "Letter of Credit Fee"). One- eighth of one percent (.125%) of each Letter of Credit Fee shall be retained by the Administrative Agent for its sole account, and the remaining one and one-eighth percent (1.125%) shall be shared with the Lenders in accordance with their respective Proportionate Share. The Borrowers shall also pay to the Administrative Agent an administrative fee at the customary rate charged by the Administrative Agent for the issuance of letters of credit generally.

            (b)   Commitment Fee

                  The Borrowers have agreed to pay to the Lenders a commitment fee (the "Commitment Fee") pursuant to a separate letter agreement among the Administrative Agent and the Borrowers. Such payment is being made in consideration of the agreement of the Lenders to make funds available to the Borrowers under the terms and provisions hereof from the Effective Date until the Termination Date. The Borrowers agree that this commitment fee is fair and reasonable, considering the condition of the money market, the creditworthiness of the Borrowers and the interest rate to be paid for the Loan.

            (c)   Facility Fee

                  The Borrowers shall pay an annual fee, due on the closing of the Loans and on November 24, 1998 (the "Facility Fee"). Such payment shall be made in consideration of the Lenders' agreement to make funds available to the Borrowers under the terms and provisions hereof. The Facility Fee due on closing shall be payable pursuant to a separate letter agreement between the Administrative Agent and each Lender. The Facility Fee due on November 24, 1998, shall be payable to the Lenders in accordance with their respective Proportionate Share.

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            (d)   Collateral Fee

                  The Borrowers shall pay to the Administrative Agent, for the sole benefit of the Administrative Agent, a fee of $3,500 for each Apartment Community submitted to the Administrative Agent for inclusion as a Mortgaged Property throughout the term of the Loans.

            (e)   Other Fees

                  The Borrowers shall pay the Administrative Agent such other fees as required by the Administrative Agent in a separate letter agreement between the Administrative Agent and the Borrowers.

      1.12. Interest Periods

            Each Eurodollar Loan shall have an Interest Period of thirty (30) or sixty (60) days (the "Interest Period") as the Borrowers specify in the applicable Borrowing or Conversion Notice, except that:

            o an Interest Period that would otherwise end on a day that is not a Business Day shall end on the following Business Day unless the following Business Day falls in another calendar month, in which case the Interest Period shall end on the preceding Business Day, and

            o an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the Interest Period) shall end on the last Business Day of a calendar month.

      1.13. Interest

            For each Loan, the Borrowers may elect that such Loan accrue interest at either the Base Rate or the Eurodollar Rate.

            (a) Each Eurodollar Loan shall bear interest at the Eurodollar Rate on its unpaid principal amount from the first to the last day in its applicable Interest Period. Accrued interest shall be payable on Eurodollar Loans on the last day of the applicable Interest Period.

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            (b)   Each Base Rate Loan and each Loan evidenced by the Swing Line
                  Facility Note shall bear interest at the Base Rate on its unpaid principal amount from the date such Loan is made until repaid. Accrued interest shall be payable on Base Rate Loans and Loans evidenced by the Swing Line Facility Note on the first day of each month.

            (c) The Borrowers shall pay on the Conversion Date accrued interest on any Loan converted prior to the last day of its Interest Period.

            (d) Overdue principal of or interest on a Loan shall bear interest, payable on demand, from the first day the principal or interest is overdue until paid (after as well as before judgment) at a rate per annum equal to the sum of 2% plus the applicable interest rate on the particular Loan for each day.

            (e) Upon the successful completion, reasonably satisfactory to all of the Lenders, of MAAC's issuance or sale of common or preferred stock that produces net proceeds of no less than $90,000,000, the interest rates available hereunder shall be modified as follows:

                  1. the Margin utilized in calculating the Eurodollar Rate shall equal one and one-quarter percent (1.25%); and

                  2. the Base Rate shall equal the Prime Rate minus .75%. The Borrowers may submit to the Lenders a written request for such continuation of, or reduction in, the Margin and the Base Rate, and shall deliver to the Lenders such information, reports and opinions with such request that the Lenders deem desirable or necessary.

            (f) The Administrative Agent shall determine the interest rates for all Loans and shall promptly notify the Borrowers and the Lenders of such interest rates. Such determinations shall be conclusive in the absence of manifest error.

      1.14. Maximum Eurodollar Borrowings

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            Notwithstanding anything to the contrary contained herein, there shall not be more than nine (9) Eurodollar Borrowings outstanding at any given time.

      1.15. Borrowers' termination of Borrowing Rights

            The Borrowers may, upon at least three Business Days' notice to the Administrative Agent, permanently terminate their Borrowing Rights. If the Borrowers so terminate their Borrowing Rights, the unpaid principal amount of all Loans to the Borrowers with all accrued interest, and all fees, and funding losses, and other amounts owing by the Borrowers under this Agreement, shall be payable on the effective date of the termination. Additionally, the Borrowers shall cause all outstanding Letters of Credit to be surrendered to the Administrative Agent on such date of termination. The Administrative Agent shall promptly notify the Lenders of such termination of the Borrowers' Borrowing Rights.

      1.16. Voluntary and Mandatory Prepayments

            (a) The Borrowers may prepay on any Business Day the unpaid principal amount of the Loans in a Borrowing in whole or in a part that is $2,000,000 or a larger integral multiple of $500,000.

            (b) In the event the aggregate outstanding balance of the Loans shall at any time exceed the Borrowing Base, the Borrowers shall immediately make a principal payment which will reduce the outstanding aggregate principal balance of the Loans to an amount not exceeding the Borrowing Base.

            (c) (i) If a Development Project for which Advances have been made in accordance with the Borrowing Base has not become a Stabilized Property within one (1) year from the date Certificates of Occupancy have been issued for all buildings within the Development Project, the Advance Rate of such Development Project shall be reduced from 50% to 25%; (ii) if such Development Project has not become a Stabilized Property within 18 months of the date Certificates of Occupancy have been issued for all buildings within the Development Project, the Advance Rate shall be reduced to $0.00; and (iii) if Certificates of Occupancy for all buildings within the Development Project have not been issued within 24 months from the commencement of construction of such Development Project, the Advance Rate shall be reduced to $0.00; and then, in all such instances, a payment of principal shall immediately be due and payable in an amount sufficient to reduce the outstanding principal balance of the Loans to an amount not exceeding the Borrowing Base. Nothing in this subsection shall preclude the Borrowers from subsequently resubmitting a Development Project described in this subsection in accordance with SECTION 3.5 hereof.


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            (d)   A prepayment of principal must be accompanied by payment of accrued interest on the principal amount prepaid. Prepayments of Loans accruing interest at the Eurodollar Rate shall be subject to Section 1.18 (Funding losses).

            (e) In the event a Curative Measure is not substantially completed within ninety (90) days of the date the subject Mortgaged Property was added to the Borrowing Base, the Borrowers shall, within ten (10) days after notice from the Administrative Agent to Borrowers, make a prepayment of principal equal to the cost of such Curative Measure as set forth in the applicable Inspection Report, unless such Curative Measure is completed within such ten (10) day period.

            (f) If a Stabilized Property has been injured or damaged by fire or other casualty to the extent that twenty-five percent (25%) of the apartment units included in such Stabilized Property has been rendered uninhabitable, the Borrowing Base shall be immediately reduced, and the Loans repaid by the corresponding amount, in an amount equal to 60% of the Fair Market Value of such Stabilized Property immediately prior to such damage or injury; provided, however, that if the damaged Stabilized Property is insured in an amount sufficient to rebuild or restore such damage and if rental insurance is payable for the repair and reconstruction period, no reduction in the Borrowing Base will result hereunder. It is agreed that after such damaged Stabilized Property has been repaired to the Administrative Agent's satisfaction, the Borrowing Base shall be recalculated as of the date the Administrative Agent approved such repair, based on the then Fair Market Value.

      PREPAYMENT NOTICES

            The Borrowers shall notify the Administrative Agent of a prepayment, specifying the date of the prepayment and the amount of the Borrowings to be prepaid, at least two (2) Business Days before the date of prepayment.


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            Upon receipt of a notice of prepayment, the Administrative Agent shall promptly notify each Lender of its contents and of the Lender's Proportionate Share of the prepayment.

      1.17. Payments generally

            (a) The Borrowers shall make each payment of principal of and interest on its Borrowings and of fees hereunder by 11:00 a.m. on the date due, in immediately available funds in Birmingham, Alabama, to the Administrative Agent at its Notice Address. The Administrative Agent shall promptly distribute to each Lender its Proportionate Share of each such payment.

            (b) If a payment of principal, interest or fees is due on a day that is not a Business Day, the date for the payment shall be extended to the following Business Day, except that if the following Business Day falls in another calendar month, the date for the payment of a Loan shall be the preceding Business Day. If the date for a payment of principal is so extended, or is extended by operation of law or otherwise, interest on the payment shall be payable for the extended time.

            (c) All interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

            (d) Entries in records maintained by a Lender in accordance with its usual practice evidencing the Borrowers' indebtedness to the Lender under this Agreement and under the Notes, including the amounts of Loans, applicable Interest Periods and payments of principal and interest, shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers to which the entries relate. A Lender's failure to maintain such records, or any error therein, shall not affect the Borrowers' obligations to repay the Loans in accordance with this Agreement.

      1.18. Funding losses

            IF

            o the Borrowers make a payment of principal of a Loan before the last day of the Interest Period for such Loan (including prepayment of Loans pursuant to SECTION 9.4 (Illegal Loans), or

            o the Borrowers fail to borrow or prepay or to convert a Loan after the Administrative Agent has notified any other Lender of the Borrowing, prepayment or Conversion, then the Borrowers shall reimburse each Lender on demand for any resulting loss or expense incurred by it, including any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after such payment or Conversion or failure to borrow, prepay or convert, provided that the Lender has delivered to the Borrowers a certificate reasonably detailing the amount of the loss or expense, which certificate shall be conclusive in the absence of manifest error.

      1.19. Pro-rata treatment

            Except as otherwise expressly provided in this Agreement, or to the extent otherwise required due to a Lender's failure to fund,

            o each payment of a Fee shall be allocated among the Lenders in their Proportionate Share for the relevant period,

            o each payment of principal of a Borrowing shall be allocated among the Lenders in their respective Proportionate Share of the unpaid principal amounts of their Loans included in the Borrowing, and

            o each payment of interest on a Borrowing shall be allocated among the Lenders in their respective Proportionate Share of the amounts of accrued and unpaid interest on their Loans included in the Borrowing.

      1.20. Whole dollars

            In computing the amounts of the Lenders' Loans to be included in a Borrowing, the Administrative Agent may round each Lender's Loan to the next higher or lower whole dollar amount.

II.   BORROWINGS AND CONVERSION PROCEDURES

      2.1. Borrowing Notices

            (a) The Borrowers shall notify the Administrative Agent (a "BORROWING NOTICE") by 1:00 p.m., Birmingham time, on the third Business Day immediately preceding a Eurodollar Borrowing and by 1:00 p.m., Birmingham time, on the Business Day immediately preceding a Base Rate Borrowing.

            (b) A Borrowing Notice shall be in substantially the form of Exhibit C and shall specify:

                  1.    the aggregate principal amount of the Borrowing,

                  2. whether the Borrowing is a Eurodollar Loan or a Base Rate Loan,

                  3. the Interest Period for a Eurodollar Borrowing (which shall not extend beyond the Maturity Date),

                  4. the Borrowers' account at the Administrative Agent to which the proceeds of the Borrowing are to be deposited, and

                  5. whether the Borrowing is to be utilized for a particular Development Project subject to a Mortgage.

      2.2. Funding of Loans

            The Administrative Agent shall promptly notify each Lender of the contents of each Borrowing Notice and of the principal amount of the Lender's Loan to be included in the Borrowing.

            Not later than 12 p.m. on the day of a Borrowing, each Lender shall make available the full amount of its Loan to be included in the Borrowing, in immediately available funds in Birmingham, to the Administrative Agent at its Notice Address.

            Unless the Administrative Agent determines that an applicable condition specified in Section 3 has not been satisfied, the Administrative Agent shall make the funds received from the Lenders pursuant to this Section 2.2 available to the Borrowers at the Administrative Agent's Notice Address by 2 p.m. on such day for a Borrowing.

      2.3. Lender's failure to fund

            Unless a Lender notifies the Administrative Agent before the date of a Borrowing (whether for a Eurodollar Borrowing, a draw under a Letter of Credit or any other Borrowing available hereunder) that the Lender will not make available to the Administrative Agent the full amount of its Loan to be included in the Borrowing, the Administrative Agent may assume that the Lender's Loan will be made available to the Administrative Agent on the day of the Borrowing and may, in reliance on that assumption, make the full amount of the Loan available to the Borrowers.

            If the Administrative Agent makes the full amount of a Lender's Loan available to the Borrowers, and the Lender does not make available to the Administrative Agent some or all of the Loan (the "UNFUNDED AMOUNT") by the date of the Borrowing, then the Lender shall pay the Administrative Agent on demand interest at the Federal Funds Rate on the Unfunded Amount from the date of the Borrowing until the Lender makes the Unfunded Amount available to the Administrative Agent or the Borrowers repay the Loan.

            If a Lender does not make the full amount of its Loan included in a Borrowing available to the Administrative Agent by the third Business Day after the date of the Borrowing, the Borrowers shall, promptly on the Administrative Agent's demand, repay the full amount of such Loan to the Administrative Agent, together with accrued interest at the interest rate for the Loans comprising the Borrowing.

            Nothing in this SECTION 2.3 shall relieve a Lender of the obligation to make the full amount of its Loans available to the Administrative Agent.

      2.4. Conversions

            The Borrowers may at any time at the end of an Interest Period, if they are not in Default, convert the Loans bearing interest at the Eurodollar Rate into new Loans for an additional Interest Period (a "CONVERSION"). A Conversion shall convert each Loan in a Borrowing in the same proportion. Since each Loan in a Borrowing shall be converted in the same proportions, Conversion shall refer equally to Conversion of Loans and Conversion of Borrowings.

            A Borrower may initiate a Conversion by notifying the Administrative Agent (a "CONVERSION NOTICE") not later than 1:00 p.m. on the third Business Day before the Conversion Date.

            The Administrative Agent shall promptly notify each Lender of the contents of each Conversion Notice and of the Lender's Loans that will result from the Conversion.

            A Conversion Notice shall be in substantially the form of EXHIBIT D and shall:

            o     state the Conversion Date,

            o identify each then outstanding Borrowing that is to be converted,

            o state the aggregate unpaid principal amount of the Loans in such outstanding Borrowings, and

            o state the principal amount and Interest Period (which shall not extend beyond the Maturity Date) of each Borrowing into which such outstanding Borrowings are to be converted.

            Each Borrowing resulting from a Conversion must, as to amount and Interest Period, conform to the requirements for a Borrowing comprised of Loans made on such date (as if the Loans to be converted had been prepaid, and the new Loans made, on the Conversion Date), and a Conversion Notice shall be effective solely as to the resulting Borrowings that do so conform. If a Conversion Notice purports to or is effective to convert only part of the Borrowings specified in the Conversion Notice, the remaining parts of such Borrowings shall on the Conversion date automatically be converted into a single Base Rate Borrowing. The Borrowers shall be liable to the Lenders for any funding losses in accordance with
            SECTION 1.18 on any portion of a Borrowing not converted.

            A Conversion of a Loan must satisfy the conditions in Section 3.2 for the making of a Loan.

            If part or all of a Loan is not otherwise converted by the last day of its Interest Period, it shall automatically be converted on the last day of its Interest Period into a Base Rate Loan.

      2.5.  Defective notices

            The Administrative Agent shall promptly notify a Lender or the Borrowers if the Administrative Agent believes that a notice or other document given to the Administrative Agent by a party under
            SECTION 1 or this SECTION 2 fails to conform to the requirements of such Section.

III.  CONDITIONS

      3.1.  Conditions to effectiveness of this Agreement

            This Agreement shall become effective when the Administrative Agent has received the following documents:

            o for each party to the Agreement, an original or telecopied counterpart of this Agreement signed by all parties;

            o an original Note executed to the order of each Lender, in the principal amount of such Lender's Commitment and evidencing such Lender's Loans;

            o the original Mortgages upon the Initial Properties identified in Schedule 2;

            o a Subsidiary Guaranty executed by each Subsidiary executing a Mortgage on the Initial Properties;

            o title insurance policies, appraisals, evidence of appropriate zoning, environmental reports, surveys, evidence of insurance and such other information as the Administrative Agent may request for each and all of the Initial Properties;

            o opinions of counsel satisfactory to the Administrative Agent to each of the Borrowers, substantially in the form of Exhibit E;

            o a certificate of a senior officer of each Borrower that (i) no Default has occurred and is continuing and (ii) the representations and warranties of the Borrowers contained in this Agreement are true on the date of this Agreement, substantially in the form of Exhibit J; and

            o such other documents as the Administrative Agent reasonably requests and deems satisfactory relating to each Borrower's and Subsidiary's existence, the corporate authority for and validity of this Agreement, the Mortgages, each Subsidiary Guaranty and any other relevant matter.

            The Administrative Agent shall promptly notify the Borrowers and the Lenders when this Agreement becomes effective, and such notice shall be conclusive and binding on all parties.

      3.2.  Conditions to Borrowings

            The obligation of a Lender to make a Loan to the Borrowers as part of a Borrowing is subject to the satisfaction of the following conditions:

            o     this Agreement is effective;

            o the Administrative Agent receives a Borrowing Notice conforming to the requirements of this Agreement;

            o immediately after the Borrowing, the aggregate unpaid principal amount of the Loans will not exceed the lesser of the Aggregate Commitment or the Borrowing Base;

            o each Borrower represents that no material adverse change in its financial condition or results of operations has occurred;

            o immediately before and after the Borrowing, no Default will have occurred and be continuing;

            o the representations and warranties of the Borrowers contained in this Agreement are true on and as of the date of the Borrowing with the same effect as if made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date); the Administrative Agent receives, with the Borrowing Notice, an update to the title policy for each Borrowing on a Development Project;

            o no mechanic's lien claim shall have been filed or asserted against any Mortgaged Property, which has not been "bonded off" such Mortgaged Property in accordance with applicable law;

            o all licenses, permits and approvals of governmental authorities required for the operation of the respective Mortgaged Properties shall have been obtained and are in full force and effect;

            o each request for a Borrowing for a Development Project shall be subject to the approval of the Administrative Agent and the Administrative Agent's construction consultant, which approval shall not be unreasonably withheld or delayed;

            o there shall have occurred no material violation of any applicable laws, ordinances, rules or regulations; it being understood that a single violation shall be deemed material if it involves by way of fees, fines, costs, expenses, curative work or other potential loss or expense to the Borrowers exceeding the sum of $100,000.00 or $500,000 in the aggregate for multiple violations;

            o there shall be no action, suits or proceedings pending, or to the Borrowers' knowledge, threatened against or affecting either Borrower, any Subsidiary or any Mortgaged Property, at law or in equity, or before any governmental agencies, which, if adversely determined, would substantially impair the ability of the Borrowers to pay their obligations as set forth herein or adversely affect the priority or security of a Mortgage; and

            o there shall have occurred no material adverse change in the financial condition of either Borrower or any Mortgaged Property.

            Each Borrowing shall constitute a representation and warranty by the Borrowers that, on the date of the Borrowing, the conditions set forth in this Section 3.2 are satisfied.

      3.3.  Conditions to Maintaining Loans

            (a) The Administrative Agent shall have the right, at any time and from time to time, to require the Borrowers to furnish to the Administrative Agent current financial information, Inspection Reports, and/or environmental studies of any one or more of the Mortgaged Properties if, in the unrestricted discretion of the Administrative Agent, such Mortgaged Properties shall have declined in value in any material amount or may be in violation of any applicable Environmental Laws. The Borrowers shall have the right to require the Administrative Agent to commission updated appraisals, and the Administrative Agent shall also have the right to require updated appraisals if required by law or banking regulations. Any such appraisals and environmental studies must be in form, content and conclusion satisfactory to the Administrative Agent, subject to the Administrative Agent's approval in all respects, and must be made by a qualified, licensed professional selected and commissioned by the Administrative Agent. If any such current financial information, updated appraisal or environmental study should reflect a decline in value, the Borrowing Base shall be reduced accordingly; and, if the then outstanding Loans should exceed the reduced Borrowing Base, the Borrowers shall be obligated immediately to reduce the Loans to an amount not exceeding the applicable reduced Borrowing Base. If any such appraisal or current financial information should reflect an increase in value, the applicable Borrowing Base shall be increased accordingly to the extent appropriate.

            (b) For each Development Project, the Borrower shall provide to the Administrative Agent a quarterly statement of occupancy, no later than the 15th day after the end of each quarter for the immediately preceding calendar quarter.

            (c) If any environmental study should reflect the necessity or desirability for action to be taken to prevent or cure the violation or prospective violation of applicable Environmental Laws, the Borrowers shall, at their sole cost and expense, immediately undertake such action and diligently prosecute same to conclusion.

            (d) Although the Administrative Agent shall have the right to require as many appraisals and environmental surveys as it shall elect with respect to each Mortgaged Property, the Borrowers shall be obligated to pay for only one (1) appraisal and one (1) environmental survey, with respect to each Mortgaged Property during any one (1) consecutive twelve (12) month period. Any appraisals requested by the Borrowers pursuant to SECTION 3.3(A) shall be at Borrowers' sole expense and shall be excluded from consideration in determining whether the Borrowers are obligated to pay the costs of additional appraisals required by the Administrative Agent. Any initial appraisals and environmental studies furnished to the Administrative Agent in connection with each Mortgaged Property shall also be excluded from consideration in determining whether Borrowers are obligated to pay the cost of additional appraisals or environmental studies for any such Property.

      3.4.  Conditions to Release of Mortgaged Property

            (a) The privilege is given and reserved so that the Borrowers may obtain the release of a Mortgaged Property from the lien of a Mortgage upon payment to the Administrative Agent, for application upon the Loan, a principal amount equal to the amount of the applicable Advance Rate for such Mortgaged Property, together with all interest accrued upon such amount, and all out-of-pocket expenses and advances then due and owing to the Administrative Agent in connection with the Loans.

            (b) The release privilege herein granted is conditioned upon (1) there being no Default existing (a) at the time any such release is requested, or (b) on the date the release is to be delivered, (2) the release not causing a Default, and (3) continued compliance with the Borrowing Base upon the release of the subject Mortgaged Property.

            (c) Any Apartment Community remaining subject to a Mortgage shall not be dependent on the Mortgaged Property being released for access, utilities, amenities or any other matter.

            (d) Any such requested release shall be made at the sole cost and expense of the Borrowers.

      3.5.  Conditions to Addition of Property

            The Borrowers shall be entitled to offer Apartment Communities which, if approved by Two-Thirds of the Lenders, shall, upon satisfaction of the following conditions, then be deemed to constitute Mortgaged Properties and available for use in determining the Borrowing Base:

            (a) For Apartment Communities to be added to the Borrowing Base as either a Stabilized Property or a Development Project, the Borrower shall deliver to the Administrative Agent the following, all in form and content satisfactory to the Administrative Agent:

                  1. Evidence that the entity holding title to the Apartment Community is either a Borrower or a Subsidiary;

                  2. an environmental report or reports evidencing that the Apartment Community is in material compliance with all Environmental Laws, using the standard generally applied by sophisticated commercial lenders experienced in real estate financing;

                  3. evidence of hazard and liability insurance as required herein;

                  4.    evidence of compliance with current zoning regulations;

                  5. a current appraisal meeting the guidelines of the Federal Institutions Reform, Recovery and Enforcement Act;

                  6. a Mortgage granting to the Administrative Agent, for the benefit of the Lenders, a first lien on the subject Apartment Community or Development Project, together with a Subsidiary Guaranty if the owner of the applicable Apartment Community or Development Project is not a Borrower;

                  7. an opinion of local counsel, opining that the owner of the Apartment Community or Development Project is qualified to do business in the state where the Apartment Community or Development Project is located and that the Mortgage is a valid and binding obligation of the owner, enforceable in accordance with its terms;

                  8. a title insurance policy in the amount of the Advance Rate of a Stabilized Property and in the amount of sixty percent (60%) of the Project Budget for a Development Project, issued by a title insurance company acceptable to the Administrative Agent, insuring the priority lien of the Mortgage, subject only to exceptions approved by Two-Thirds of the Lenders;

                  9. a current survey, certified to the Administrative Agent, which requirement shall be waived if the insuring title insurance company deletes the standard survey exception;

                  10.   an Inspection Report;

                  11. for Florida Apartment Communities only, evidence that the Fair Market Value of the proposed Apartment Community, when added to the Fair Market Value of all the Florida Mortgaged Properties, does not exceed $110,000,000 in the aggregate; and

                  12. additionally, for Development Projects only:

                        i)    the Project Budget;

                        ii)   plans and specifications;

                        iii)  copies of all design and construction contracts;

                        iv)   copies of all building permits;

                        v) a written statement from the Borrower that construction has either commenced or will commence within thirty (30) days;

                        vi) if construction has commenced, evidence satisfactory to the Administrative Agent of the Work Completed; and

                        vii) evidence of availability of all necessary utilities.


            (b) For a Development Project to be converted to a Stabilized Property, the Borrower shall deliver to the Administrative
                  Agent:

                  1. All of the items described in (a) above to the extent not already submitted, and, if previously submitted, up-dated if deemed necessary by the Administrative Agent;

                  2. A copy of the Certificate of Occupancy for all buildings included in the Development Project;

                  3. Evidence that the Development Project has achieved and maintained an occupancy rate of at least 80% for at least the two immediately preceding calendar months;

                  4. A current, as-built survey, showing all improvements, and such other detail as shall be required by the Administrative Agent; and

                  5. A certificate of the architect, certifying that the Development Project has been completed in substantial accordance with the plans and specifications which had previously been delivered to, and approved by, the Administrative Agent.

IV.   REPRESENTATIONS AND WARRANTIES

      Each Borrower represents and warrants that:

      4.1.  Corporate existence and power

            Mid-America is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Tennessee; it has the power and authority to own its properties and assets and is in good standing and duly qualified to carry on its business in every jurisdiction wherein such qualification is necessary, including, without limitation, every jurisdiction in which an Apartment Community is offered to the Lenders as a Mortgaged Property.

            MAAC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee; it has the power and authority to own its properties and assets and is in good standing and duly qualified to carry on its business in every jurisdiction wherein such qualification is necessary, including, without limitation, every jurisdiction in which an Apartment Community is offered to the Lenders as a Mortgaged Property.

      4.2. Corporate, partnership and governmental authorization; non-contravention

            The execution, delivery and performance by the Borrower of this Agreement are within the Borrower's corporate or partnership, as the case may be, powers, have been duly authorized by all necessary corporate or partnership, as the case may be, action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation or by-laws or partnership agreement of the Borrower or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower.

      4.3.  Binding effect

            This Agreement is a valid and binding agreement of the Borrower, enforceable in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity.

      4.4.  Financial information

            The consolidated balance sheet of MAAC prepared as of the 30th day of September, 1997, together with any explanatory notes therein referred to and attached thereto, is correct and complete and fairly presents the financial condition of the Borrowers as of the date of said balance sheet. A copy of such balance sheet has been delivered to each Lender.

      4.5.  No material adverse change

            Since September 30, 1997, there has been no material adverse change in the financial position or results of operations of the Borrowers, considered as a whole.

      4.6.  Litigation

            There is no action, suit or proceeding pending against, or, to the knowledge of the Borrower, threatened against or affecting, the Borrower before any court or arbitrator or any governmental body, agency or official in which there is a reasonable probability of an adverse decision that would materially adversely affect the business, financial position or results of operations of the Borrower or that in any manner draws into question the validity or enforceability of this Agreement.

      4.7.  Taxes

            The Borrower has filed all United States federal income tax returns and all other material tax returns that are required to be filed by it and has paid all Taxes then due pursuant to such returns or pursuant to any assessment received by the Borrower, except for Taxes contested in good faith by appropriate proceedings and as to which appropriate reserves in accordance with generally accepted accounting principles have been established. The charges, accruals and reserves on the books of the Borrower for Taxes are, in the Borrower's opinion, adequate.

      4.8.  Compliance with ERISA

            Each member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code for each Pension Plan and is in compliance in all material respects with ERISA and the Code, and has not incurred any liability to the PBGC or a Pension Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

      4.9.  Not an investment company or public utility holding company

            The Borrower is not an 'investment company' within the meaning of the Investment Company Act of 1940 or a 'holding company' within the meaning of the Public Utility Holding Company Act of 1935.

      4.10. Margin regulations

            At no time will Margin Stock comprise more than 5% of the value of the assets of a Borrower.

      4.11. Title to assets

            Each Borrower has good and marketable title to all its properties and assets reflected on the consolidated balance sheet referred to herein, except for (a) such assets shown on said balance sheet that have been disposed of since said date as no longer used or useful in the conduct of business, (b) inventory sold in the ordinary course of business and thereafter accounted for as accounts receivable or cash, (c) accounts receivable collected and property accounted for, and (d) items which have been amortized in accordance with GAAP applied on a consistent basis; and all such properties and assets are free and clear of Liens except as otherwise expressly permitted by the provisions hereof.

      4.12. Contracts or restrictions affecting Borrowers

            Neither Borrower is a party to, nor subject to, any agreement or instrument, including, without limitation, any partnership agreement, partnership restrictions, voting trust or shareholders' agreement, materially and adversely affecting its business, Apartment Communities, or other assets, operations or condition (financial or otherwise).

      4.13. No default

            Neither Borrower is in default in the performance, observance or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which it is a party, which default (if not cured) would materially and adversely and substantially affect the financial condition, property or operations of such Borrower.

      4.14. Patents and Trademarks

            Each Borrower possesses all necessary patents, service marks, trademarks, trade names, copyrights, and licenses necessary to the conduct of its business.

      4.15. Hazardous Substances

            To the best of the Borrower's knowledge, (a) except strictly in compliance with all applicable Environmental Laws, no Hazardous Substances are located upon or have been stored, processed or disposed of on or released or discharged (including ground water contamination) from any Apartment Community owned or leased by either Borrower, and (b) no aboveground or underground storage tanks exist on any of the Apartment Communities. No private or governmental lien or judicial or administrative notice or action related to Hazardous Substances or other environmental matters has been filed against any Apartment Community.

      4.16. Real Estate Investment Trust

            MAAC is qualified under the Code as a real estate investment trust.

      4.17. Subsidiaries

            The Subsidiaries granting Mortgages on the Initial Properties are correctly identified on Schedule 4 attached hereto, and all are 100% owned, directly or indirectly, by either or both of the Borrowers.


V.    AFFIRMATIVE COVENANTS

      Each Borrower agrees that:

      5.1.  Financial information

            (a) The Borrower shall deliver to the Administrative Agent for distribution to each Lender:

                  As soon as available, and in any event within one hundred five
                  (105) days after the end of each fiscal year of MAAC, a consolidated unqualified audit as of the close of such fiscal year of MAAC, together with a consolidated unqualified audit report and opinion of an independent certified public accountant acceptable to the Administrative Agent, prepared in accordance with

                  GAAP, showing the financial condition of MAAC as of the close of such year, which audit shall include, inter alia, consolidated financial results of both Borrowers and all Subsidiaries of each of them; and the results of operations during such year; and within fifty (50) days after the end of each fiscal quarter, consolidated financial statements similar to those mentioned above, not audited but certified by the Certifying Officer, such balance sheets to be as of the end of such fiscal quarter, and such statements of income and surplus to be for the period from the beginning of the fiscal year to the end of such fiscal quarter, in each case subject only to audit and year-end adjustment. The certificate of the Certifying Officer shall state that:

                  1. the attached financial statement, together with any explanatory notes referred to and attached thereto, is correct and complete and fairly represents the financial condition of MAAC as of the date of the financial statement, and the results of its operations for the period ending on the date reflected in said financial statement,

                  2. that such financial statement has been prepared in accordance with GAAP applied on a consistent basis maintained throughout the period involved, and

                  3. to the best of such Certifying Officer's knowledge, the Borrowers are not in Default under any of the terms and provisions of this Agreement, or, if the Borrowers are in Default, identifying with particularity each such Default;

            (b) Contemporaneously with the distribution thereof to the Borrower's shareholders or the filing thereof with the Securities and Exchange Commission, copies of all statements, notices and reports, specifically including reports on SEC Forms 10-K and 10-Q;

            (c) In no event later than the 22nd day of each calendar quarter, but as of the last day of the immediately preceding calendar quarter, a Borrowing Base Certificate in the form attached hereto as Exhibit F together with a compliance certificate in substantially the form attached hereto as Exhibit J; and

            (d) promptly, such other financial information as may be reasonably requested by the Administrative Agent or a Lender.

      5.2.  MAINTENANCE OF PROPERTY; INSURANCE

                  (a) The Borrower shall keep all its property useful and necessary in its business and all the Mortgaged Property, whether owned by a Borrower or a Subsidiary, in good working order and condition, ordinary wear and tear excepted.

                  (b) The Borrower at all times shall maintain (or cause to be maintained) with respect to each Mortgaged Property in some company or companies (having a Best's rating of A:VIII or better, except for liability insurance maintained with respect to Properties located in Texas, which shall be maintained with a company or companies having a Best's rating of at least A-:VII) approved by the Administrative Agent:

                  o Comprehensive public liability insurance covering claims for bodily injury, death, and property damage, with minimum limits satisfactory to the Administrative Agent, but in any event not less than those amounts customarily maintained by companies in the same or substantially similar business;

                  o Business interruption insurance and/or loss of rents insurance in a minimum amount specified by the Administrative Agent for each Mortgaged Property, and in any such event covering loss of rents for a minimum period of one (1) year;

                  o Hazard insurance insuring each Mortgaged Property against loss by fire (with extended coverage) and against such other hazards and perils (including but not limited to loss by earthquake, windstorm, hail, flood, explosion, riot, aircraft, smoke, vandalism, malicious mischief and vehicle damage) as the Administrative Agent, in its sole discretion, shall from time to time require, all such insurance to be issued in such form, with such deductible provision, and for such amount as shall be satisfactory to the Administrative Agent; and

                  o Such other insurance as the Administrative Agent may, from time to time, reasonably require by notice in writing to the Borrowers.

                  (c) The Borrower shall not, nor permit any other Person to, cancel, terminate, or materially amend any of the insurance policies required by this SECTION 5 without giving at least thirty (30) days' prior written notice to the Administrative Agent. The Borrower will deliver (or cause to be delivered) to the Administrative Agent original or certified copies of the insurance policies, or satisfactory certificates of insurance, and, as often as the Administrative Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance. At the option of the Borrower, the Borrower may maintain the insurance coverages required by this SECTION 5, pursuant to so-called "blanket insurance policies", in which event the Borrower shall, from time to time, upon the Administrative Agent's request, furnish to the Administrative Agent certificates from the respective insurance companies (or their authorized agents) setting forth the types and amounts of insurance being maintained, any applicable deductible provisions, and such other information as the Administrative Agent may require (including, without limitation, the effective dates of any such insurance), together with copies of all such blanket insurance policies.

      5.3.  Compliance with laws

            The Borrower shall, and shall cause each Subsidiary to, comply in all material respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities, except where the necessity of compliance is contested in good faith by appropriate proceedings.

      5.4.  Books and records; payment of Taxes

            The Borrower shall keep proper books and records in which full and correct entries are made of all dealings and transactions in relation to its business and activities. While a Default is continuing, representatives of any Lender may inspect the Borrower's relevant books and records at any reasonable time.

            The Borrower shall pay and discharge, at or before maturity, all their respective material Tax liabilities, except for liabilities contested in good faith by appropriate proceedings and as to which appropriate reserves in accordance with generally accepted accounting principles have been established.

      5.5.  Notice of Defaults

            The Borrower shall, within five Business Days of a senior officer of the Borrower obtaining knowledge of a continuing Default, deliver to the Administrative Agent a certificate of the Certifying Officer setting forth the details of the Default and the action the Borrower is taking or proposes to take with respect to the Default.

      5.6.  ERISA events

            If a member of the Controlled Group

            o gives or is required to give notice to the PBGC of a 'reportable event' or knows that the plan administrator of a Pension Plan has given or is required to give notice of such reportable event,

            o receives notice of complete or partial Withdrawal Liability under Title IV of ERISA,

            o receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer a Pension Plan, or

            o knows that a Pension Plan is terminated or in reorganization, then the Borrower shall within five Business Days deliver a copy of the notice to the Administrative Agent.

      5.7.  Use of proceeds

            The Borrower shall use Loan proceeds only for its general corporate purposes. The Borrower shall not use any Loan proceeds for any purpose that violates Regulations G, T, U or X of the Federal Reserve Board.

      5.8. Maintenance of existence; merger; sale of assets

            The Borrower shall keep in full force and effect its corporate or partnership existence, as the case may be, and its rights, privileges and franchises necessary or desirable in the normal conduct of business, provided that a Subsidiary of a Borrower may merge or consolidate with or into the Borrower (but only if the Borrower is the surviving entity) or a Subsidiary of the Borrower. A Borrower shall not (i) consolidate or merge with or into another Person unless the Borrower is the surviving entity and no Default by the Borrower exists immediately thereafter, or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person, except for the distribution of ordinary dividends to shareholders and distributions to partners. As used herein "substantially all" shall mean more than thirty percent (30%) of the total assets.

      5.9. Right of inspection

            The Borrower shall permit any Person designated by the Administrative Agent to visit and inspect any of the properties, corporate books and financial reports of each Borrower and all Subsidiaries and to discuss its affairs, finances and accounts with its principal officers, at all such reasonable times during normal business hours and as often as the Administrative Agent may reasonably request.

      5.10. Environmental laws

            The Borrower shall maintain at all times all Apartment Communities in compliance with all Environmental Laws, and immediately notify the Administrative Agent of any notice, action, lien or similar action alleging either the location of any Hazardous Substances or the violation of any Environmental Laws or any release of Hazardous Substances with respect to any Apartment Communities or operations.

      5.11. Notice of adverse change in assets

            At the time of either Borrower's first knowledge or notice, such Borrower shall immediately notify the Administrative Agent of any information that may adversely affect in any material manner the assets of either Borrower, including, but not limited to, the value or marketability of any Mortgaged Properties.

      5.12. Indemnification

            (a) General. The Borrower shall defend, indemnify and hold the Administrative Agent and the other Lenders harmless from and against any and all loss, costs, damage or expense, of every kind and nature, including, without limitation, reasonable attorneys' fees and costs, which the Administrative Agent and the other Lenders could or might incur by reason of any violation of any Environmental Laws by either Borrower, any Subsidiary or by any predecessors or successors to title to any Mortgaged Property. The indemnification granted herein shall run only to the benefit of the Administrative Agent and the Lenders and shall not give any rights of indemnification to any successors in title. Notwithstanding the foregoing, the Borrowers shall have no obligation to indemnify the Administrative Agent and the other Lenders for liability resulting solely from the gross negligence or willful misconduct of the Administrative Agent, or any of the other Lenders, as determined in a final non-appealable order by a court of competent jurisdiction.

            (b) LETTER OF CREDIT. The Borrowers hereby agree to protect, indemnify, pay and save the Administrative Agent and the Lenders harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees and disbursements) which the Administrative Agent and/or the Lenders may incur or be subject to as a result of (i) the issuance of the Letters of Credit, other than to the extent of the bad faith, gross negligence or wilful misconduct of the Administrative Agent and/or the Lenders or (ii) the failure of the Administrative Agent to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (collectively, "Governmental Acts"), other than to the extent of the bad faith, gross negligence or wilful misconduct of the Administrative Agent. As between the Borrowers and the Administrative Agent and the Lenders, the Borrowers assume all risks of the acts and omissions of any beneficiary with respect to its use, or misuse of, the Letters of Credit issued by the Administrative Agent. In furtherance and not in limitation of the foregoing, the Administrative Agent and the Lenders shall not be responsible (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
            (ii) for the validity or insufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit, other than as a result of the bad faith, gross negligence or wilful misconduct of the Administrative Agent; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any message, by mail, cable, telegraph, telex, facsimile transmission, or otherwise, unless the result of the bad faith, gross negligence or wilful misconduct of the Administrative Agent; (v) for errors in interpretation of any technical terms, unless the result of the bad faith, gross negligence or wilful misconduct of the Administrative Agent;

            (vi) for any loss or delay in the transmission or otherwise of any documents required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of such Letter of Credit; and (viii) for any consequence arising from causes beyond the control of the Administrative Agent, including any Government Acts, in each case other than to the extent of the bad faith, gross negligence or wilful misconduct of the Administrative Agent. None of the above shall affect, impair or prevent the vesting of the Administrative Agent's rights and powers hereunder. In furtherance and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Administrative Agent under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not put the Administrative Agent under any resulting liability to the Borrowers provided that, notwithstanding anything in the foregoing to the contrary, the Administrative Agent will be liable to the Borrowers for any damages suffered by the Borrowers as a result of the Administrative Agent's grossly negligent or wilful failure to pay under any Letter of Credit after the presentation to it of a sight draft and certificates strictly in compliance with the terms and conditions of the Letter of Credit.

      5.13. Qualification as a Real Estate Investment Trust

            MAAC shall at all times remain (a) qualified under the Code as a real estate investment trust and (b) the general partner of Mid-America.

      5.14. Ownership of Subsidiaries

            MAAC or Mid-America shall at all times remain a direct or indirect owner of 100% of the ownership interest of each Subsidiary that is the owner of a Mortgaged Property.

VI.   NEGATIVE COVENANTS OF BORROWERS

            Each Borrower covenants and agrees that, at all times from and after the Effective Date, unless Two-Thirds of Lenders shall otherwise consent in writing, it will not, nor shall it permit a Subsidiary that is the owner of a Mortgaged Property to, either directly or indirectly:

      6.1.  Liens

            Incur, create, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of the Mortgaged Properties other than:

            (a) Deposits under workmen's compensation, unemployment insurance and Social Security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

            (b) Liens imposed by law (other than tax liens), such as carriers', warehousemen's or mechanics' liens, incurred in good faith in the ordinary course of business and in an amount of less than $100,000;

            (c)   Liens in favor of the Lenders;

            (d) Purchase money security interests arising in the ordinary course of the apartment leasing business; and

            (e) Liens for real property and personal property taxes, but not yet delinquent.


      6.2.  Sale of Assets

            Sell, lease, transfer or dispose (other than in the normal course of business) of all or a substantial part of its assets.

      6.3.  Accounts Receivable from Related Persons

            Permit or allow the aggregate of accounts receivable and other loans and indebtedness owed by Related Persons to the Borrowers to exceed the sum of Five Hundred Thousand Dollars ($500,000.00) in the aggregate as to both Borrowers.

      6.4.  Loans to Officers and Employees

            Permit or allow loans to directors, officers, partners, shareholders and employees of both Borrowers to exceed, in the aggregate, the sum of One Million Dollars ($1,000,000.00).

      6.5.  Trademarks and Trade Names

            Sell, transfer, convey, grant any security interest in, or otherwise encumber any existing or hereafter acquired trademarks, service marks or trade names owned by the Borrower.

      6.6.  Net Operating Loss

            Permit or allow a Net Operating Loss of more than One Million Dollars ($1,000,000.00) in any quarterly period or in any amount for any two (2) consecutive quarterly periods in any one (1) fiscal year.

      6.7.  Dividend Payout

            Make a dividend payment (including both common stock dividends and preferred stock dividends) which is greater than ninety percent (90%) of Funds from Operations or that would otherwise violate the United States federal tax laws governing the qualifications of real estate investment trusts. As used herein, "Funds from Operations" shall mean consolidated net income of MAAC (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring or sales of property, plus depreciation of real property. Upon written pre-approval of the Administrative Agent, exceptions may be made where the Board of Directors of MAAC determines, in good faith, that a special dividend must be paid to avoid taxes due to excess gains from the sale of Property.

      6.8.  Other Financial Covenants

            (a) Permit Total Liabilities to exceed sixty percent (60%) of the Total Market Value of Assets.

            (b) Permit Total Development and Joint Venture Investment to exceed (i) eleven percent (11%) of the Total Market Value of Assets from the date hereof through December 31, 1998, and
                  (ii) ten percent (10%) of the Total Market Value of Assets, commencing on January 1, 1999, until the termination of this Agreement.

            (c) Fail to maintain as of the end of each fiscal quarter a ratio of Annualized EBITDA for trailing six (6) months to Total Annualized Fixed Charges for the same period of at least 1.75 to 1.0.

            (d) Fail to maintain as of the end of each fiscal quarter a ratio of Annualized EBITDA for trailing six (6) months to Total Annualized Debt Service on Indebtedness for the same period of at least 2.0 to 1.0.

            (e) Fail to maintain at all times beginning on the Effective Date a consolidated Tangible Net Worth which is not less than Four Hundred Seventy Million Dollars ($470,000,000) plus seventy percent (70%) of net proceeds of new equity offerings.

            (f) Permit the ratio of Adjusted NOI for all Mortgaged Properties (based on the prior three (3) months, annualized) to Assumed Debt Service to be less than 1.0 to 1.0.

      6.9. Control

            Permit any Person, or group of Persons, acting in concert for the purpose of influencing the affairs of MAAC to control more than twenty percent (20%) of the outstanding voting shares of MAAC.

      6.10. Subsidiary Ownership

            Sell, transfer or otherwise dispose of any shares of stock or partnership interests or other ownership interest in any Subsidiary that is the owner of a Mortgaged Property, or permit any such shares of stock or partnership interests or other ownership interest to be disposed of, sold, or otherwise transferred.

      6.11. Subsidiary Debt

            Permit any Subsidiary that is the owner of a Mortgaged Property to incur, create, or permit to exist any indebtedness to any Person other than the Lenders with the exception of purchase money security interests and contractual obligations, incurred in the ordinary course of the apartment leasing business.


VII.  DEFAULT

      7.1.  Events of Default

            Each of the following events shall be a Default by the Borrowers:

            (a)   the Borrowers fail to pay

                  o     any principal of a Loan when due,

                  o any interest on a Loan within five (5) Business Days after the Administrative Agent provides the Borrower with written notice of such failure (except interest due and payable on the Termination Date which must be paid on the Termination Date), or

                  o a fee or other amount payable under this Agreement within five (5) Business Days after the Administrative Agent provides the Borrower with written notice of such failure; or

            (b) a representation, warranty, certification or statement made by either Borrower in this Agreement or in a certificate, financial statement or other document delivered pursuant to this Agreement is materially incorrect when made (or deemed made); or

            (c)   either Borrower fails to observe or perform

                  o a covenant applicable to it regarding use of Loan proceeds, notice of Defaults or maintenance of existence, merger, or sales of assets; or

                  o     a financial covenant applicable to it contained in
                        Section 5 or Section 6; or

            (d) either Borrower fails to observe or perform a covenant or agreement made by it in this Agreement (other than those referred to in Section 7.1(a), 7.1(b) or 7.1(c) above) for 30 days after the Administrative Agent notifies the Borrower of such failure; or

            (e) either Borrower defaults with respect to any other agreement to which either Borrower is a party or with respect to any other indebtedness when due or the performance of any other obligation incurred in connection with any indebtedness for borrowed money, if the Borrower's obligations or exposure exceeds $500,000, and if the effect of such default is to accelerate the maturity of such indebtedness, or if the effect of such default is to permit the holder thereof to cause such indebtedness to become due prior to its stated maturity; provided, however, if the amount in default is less than $1,000,000 and no other default exists under any other agreement described in this subparagraph, and the Borrower is diligently and in good faith contesting any default under this paragraph to the reasonable satisfaction of the Administrative Agent, it shall not be a Default hereunder; or

            (f) either Borrower or any Subsidiary that is at the time the owner of a Mortgaged Property

                  o commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief for itself or its debts under a bankruptcy, insolvency, receivership or similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or similar official of it or a substantial part of its property,

                  o consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it,

                  o     makes a general assignment for the benefit of creditors,

                  o     fails generally to pay its debts as they become due, or

                  o takes the appropriate action to authorize any of the foregoing; or

            (g) an involuntary case or other proceeding is commenced against either Borrower or any Subsidiary that is at the time the owner of a Mortgaged Property seeking liquidation, reorganization or other relief with respect to it or its debts under a bankruptcy, insolvency, receivership or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or similar official of the Borrower or such Subsidiary or a substantial part of its property, and such case or proceeding (i) results in an order for relief or such adjudication or appointment, or (ii) remains undismissed and unstayed for 60 days; or

            (h)

                  o a member of the Controlled Group fails to pay when due an aggregate amount in excess of $5,000,000 that it is liable to pay to the PBGC or to a Pension Plan under Title IV of ERISA,

                  o a member of the Controlled Group and/or a plan administrator files a notice of intent under Title IV of ERISA to terminate a Pension Plan or Pension Plans having aggregate Unfunded Vested Liabilities in excess of $35,000,000 (collectively, a MATERIAL PENSION PLAN),

                  o the PBGC institutes proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer a Material Pension Plan,

                  o a fiduciary of a Material Pension Plan institutes a proceeding against a member of the Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding is not dismissed within 60 days thereafter,

                  o a condition exists that entitles the PBGC to obtain a decree adjudicating that a Material Pension Plan must be terminated, or

                  o either Borrower is notified by the plan administrator of a Pension Plan that the Pension Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and solely as a result of such reorganization or termination the aggregate annual contributions of the Borrower to all Pension Plans that are then in reorganization or have been or are being terminated is increased over the amounts required to be contributed to such Pensions Plans for their most recently completed plan years by an amount exceeding $15,000,000; or

            (i) a judgment or order against either Borrower or any Subsidiary that is at the time the owner of a Mortgaged Property for the payment of more than $1,000,000 continues unsatisfied and unstayed for 60 days or a judgment creditor takes legal action to levy on such judgment; or

            (j) either Borrower or any Subsidiary that is at the time an owner of a Mortgaged Property shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings or distraint which is not vacated within thirty (30) days from the date thereof; or

            (k) there shall occur, whether in a single transaction or successive transactions, a change or changes in the ownership of more than five percent (5%) of the partnership interests of Mid-America, or Mid-America shall grant or convey or permit to be granted or conveyed, voluntarily or involuntarily, directly or indirectly, any security interest in, pledge of or other lien or encumbrance upon any owner's partnership interests in Mid-America; or MAAC shall cease to be the sole general partner of Mid-America; or any single Person or related group of Persons shall control more than twenty percent (20%) of MAAC's voting shares. Exchanges by existing limited partners of Mid-America of their respective limited partnership interests for capital stock of MAAC, not exceeding, in the aggregate, as to all such exchanges, transfers of not more than thirty-five percent (35%) of the partnership interests of Mid- America, shall not constitute an Event of Default; or

            (l) any officer of MAAC who, in the reasonable judgment of the Administrative Agent, occupies a position of substantial and material management, responsibility ("Material Officer"), shall, by reason of death, permanent disability, or departure from the employ of MAAC, cease to be active in the management of MAAC, and MAAC does not, within a period of five (5) Business Days from such permanent disability, death or departure, deliver written notice of such event to the Administrative Agent and, within a period of thirty (30) days from such permanent disability, death or departure, secure a replacement for such officer, such replacement to be, by reason of his or her experience and credentials, reasonably satisfactory to and approved by the Administrative Agent. For the purposes of this Section (l), permanent disability means any disability that prevents such Material Officer from rendering, in any one calendar year, full-time services for a period of thirty (30) consecutive days, or in the aggregate, for forty-five (45) days, and (ii) at the present time, the Persons whom the Administrative Agent deems to be Material Officers are George E. Cates, Simon R.C. Wadsworth, and H. Eric Bolton, Jr. Further, the Administrative Agent shall have the right to review and approve the credentials of any individual proposed for the office of President or Executive Vice President of MAAC; or

            (m) Except as expressly permitted in SECTION 3.4, or except with the consent of Two-Thirds of the Lenders, which consent shall not be unreasonably withheld, Mid-America or any Subsidiary granting to the Administrative Agent a Mortgage shall sell, assign, transfer, convey, lease with an option to purchase, enter into a contract of sale, grant an option to purchase, or encumber all or any part of its interest in any Mortgaged Property or any portion thereof, or permit the same to be sold, assigned, transferred, conveyed, contracted for or encumbered; provided, however, the entering of either a contract of sale or option to purchase shall not be a default hereunder so long as such contract of sale or option to purchase requires the fulfillment of the conditions set forth in SECTION 3.4 above; and provided further, however, that the encumbrance of any Mortgaged Property by any mechanic's lien claim shall not be deemed to constitute an Event of Default so long as a Borrower shall promptly notify the Administrative Agent of such mechanic's lien claim, and shall diligently and in good faith contest (or cause to be contested) the same by appropriate proceedings and shall establish such reserves with respect thereto as the Administrative Agent shall specify; or

            (n) MAAC fails to maintain its qualification as a real estate investment trust under the Code.

      7.2.  Action on Default

            During the continuance of a Default, the Administrative Agent shall, if requested by Two-Thirds of the Lenders, notify the Borrowers that

            o the Borrowers' Rights are terminated, whereupon such Borrowing Rights shall terminate, or

            o all the Borrowers' Loans, with accrued interest, and all other amounts payable by the Borrowers under this Agreement, are immediately due and payable, whereupon all such Loans, accrued interest and other amounts payable under this Agreement shall be immediately due and payable by the Borrowers without presentment, demand, protest or other notice of any kind, all of which the Borrowers waive, provided that if the Default is one described in SECTION 7.1(F) or 7.1(G), then without notice to the Borrowers or other act by the Administrative Agent or Two-Thirds of the Lenders, the Borrowers' Borrowing Rights shall immediately terminate, and the Loans, with accrued interest, and other amounts payable under this Agreement, shall become immediately due and payable by the Borrowers without presentment, demand, protest or other notice of any kind, all of which the Borrowers waive, and the Administrative Agent may and shall, at the request of Two-Thirds of the Lenders, exercise all rights and remedies available to it hereunder and under applicable law or in equity.

      7.3.  Notice of Default

            On the request of a Lender, the Administrative Agent shall promptly give the notice referred to in Section 7.1(d) and shall promptly notify all the Lenders that such notice has been given.

VIII. THE ADMINISTRATIVE AGENT

      8.1.  Appointment and authorization

            Each Lender irrevocably authorizes the Administrative Agent to take such action as agent on the Lender's behalf and to exercise such powers as are given to the Administrative Agent under this Agreement, together with all powers reasonably incidental thereto.

      8.2.  Other conduct

            The Administrative Agent and its Affiliates

            o shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising such rights and powers as though it were not the Administrative Agent and

            o may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or their Affiliates as if it were not the Administrative Agent.

      8.3.  Scope of obligations

            The obligations of the Administrative Agent under this Agreement are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to a Default except as expressly provided in Section 7. The Administrative Agent shall administer the Loans and perform its duties hereunder using the same degree of care it uses in the administration of its own loans of similar amount and structure.

      8.4.  Consultation with experts

            The Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by the Administrative Agent and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

      8.5.  Liability of Administrative Agent

            Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be

            o liable for any action it takes or does not take in connection with this Agreement (i) with the consent or at the request of Two-Thirds of the Lenders, unless the consent or request of all of the Lenders is expressly required by this Agreement, or
                  (ii) in the absence of its own gross negligence or willful misconduct, or

            o responsible for or have a duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or a Borrowing, (ii) a Borrower's performance or observance of any covenant or agreement, (iii) the satisfaction of any condition in SECTION 3 (except for the receipt of items required to be delivered to the Administrative Agent), or (iv) the validity, effectiveness or genuineness of this Agreement or any other instrument or writing furnished in connection herewith.

            The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex, telecopy or similar writing) it believes is genuine or signed by the proper parties.

      8.6.  Indemnification

            Each Lender shall, ratably in accordance with its Commitment, indemnify the Administrative Agent (to the extent not reimbursed by the Borrowers) against any cost, expense, claim, demand, action, loss or liability (except such as result from the Administrative Agent's gross negligence or willful misconduct) that the Administrative Agent may suffer or incur in connection with this Agreement or any action the Administrative Agent takes or omits hereunder.

      8.7.  Successor Administrative Agent

            The Administrative Agent may resign by giving notice thereof to the Lenders and the Borrowers. So long as no Default exists, the Administrative Agent may be removed upon the request of the Borrowers. Upon such resignation or removal, the Borrowers may appoint a successor Administrative Agent with the consent of Two-Thirds of the Lenders. If the Borrowers are in Default, Two-Thirds of the Lenders may appoint a successor Administrative Agent. If the Administrative Agent resigns or is removed and no successor Administrative Agent is so appointed and accepts such appointment within 30 days after the resigning Administrative Agent's notice of resignation or its removal, then the resigning or removed Administrative Agent may, on behalf of the Lenders, shall appoint a successor Administrative Agent that is a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $100,000,000. Upon a successor Administrative Agent's written acceptance of its appointment as Administrative Agent, the successor Administrative Agent shall succeed to and become vested with all the rights and duties of the resigning or removed Administrative Agent, and the resigning or removed Administrative Agent shall be discharged from its duties and obligations as Administrative Agent. After the Administrative Agent's resignation or removal, the provisions of this Section 8 shall continue to inure to its benefit as to any action it took or omitted to take while it was Administrative Agent.

      8.8.  Fees

            The Borrowers shall pay the Administrative Agent for its account such fees for its services under this Agreement as the Borrowers and the Administrative Agent may agree.

IX.   CHANGE IN CIRCUMSTANCES

      9.1.  Eurocurrency Reserve Requirements

            If a Lender notifies the Administrative Agent and the Borrowers that the Lender is or will be generally subject to Eurocurrency Reserve Requirements as a result of which the Lender will incur additional costs on its Loans, then the Lender shall, to the extent such costs are actually incurred, for each day from the later of the date of such notice and the date on which the Lender becomes subject to the Eurocurrency Reserve Requirements, be entitled to additional interest on each Loan made by the Lender at a rate per annum (rounded upward to the nearest .01%) equal to the remainder obtained by subtracting (i) LIBOR for the Eurodollar Loan from (ii) the rate obtained by dividing such LIBOR by the excess of 100% over the Eurocurrency Reserve Requirements.

            Such additional interest shall be payable in arrears to the Administrative Agent, for the account of the Lender, on each date interest is payable on the Loan.

            A Lender that gives a notice under this Section 9.1 shall promptly withdraw such notice by notifying the Administrative Agent and the Borrowers if Eurocurrency Reserve Requirements cease to apply to it or the circumstances giving rise to such notice otherwise cease to exist.

      9.2.  Increased cost or reduced return

            If any Regulatory Action (other than the imposition of Eurocurrency Reserve Requirement) taken after the date hereof

            o imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by a Lender or its Office,

            o imposes on a Lender or its Office or the London interbank market any other condition affecting the Lender's Eurodollar Loans, or

            o imposes, modifies or deems applicable any standards of capital adequacy, and such Regulatory Action will, in the Lender's judgment,

            o increase the cost to the Lender or Office of making or maintaining any Eurodollar Loan,

            o reduce the amount receivable by the Lender or Office under this Agreement with respect to any such Eurodollar Loan, or

            o reduce the rate of return on the Lender's capital as a consequence of its obligations under this Agreement (taking into consideration the Lender's policies on capital adequacy) by an amount the Lender deems material, then the Lender shall promptly notify the Borrowers and the Administrative Agent thereof, enclosing (i) a certificate of an officer of the Lender describing the Regulatory Action leading to the increased costs or reduction with, if possible, a copy of the relevant law, regulation, interpretation or guideline and (ii) the Lender's calculation setting forth in reasonable detail the dollar amount of the increased costs or reduction.

DETERMINATION OF AMOUNT

            In calculating any amount payable under this Section 9.2, a Lender may use reasonable averaging and attribution methods. A Lender's determination of the amount shall be conclusive in the absence of manifest error.

PAYMENT OF COMPENSATION

            Subject to the following sentence, the Borrowers shall pay a Lender within 30 days after receipt of a notice from the Lender under this
            Section 9.2 such amounts as will compensate the Lender for the increased costs or reduction. The Borrowers will not, however, be required to pay the Lender any amount set forth in the notice that relates to any period prior to the 30th day before the date the Lender gives the notice. Each Lender agrees that it shall notify the Borrowers immediately upon becoming aware of such increased costs.

BASE RATE ELECTION BY BORROWER

            If a Lender demands compensation under this SECTION 9.2 with respect to a Eurodollar Loan, then the Borrowers may, on at least five Business Days' prior notice to the Lender and the Administrative Agent, elect that, until the Lender or the Administrative Agent notifies the Borrowers that the circumstances giving rise to the demand for compensation no longer apply, all Loans to the Borrowers that would otherwise be made by the Lender as Eurodollar Loans, shall be made instead as Loans at the Base Rate (on which interest and principal shall be payable contemporaneously with the related Loans of the other Lenders).

      9.3.  LIBOR unavailable or inadequate

            If on or before the second Business Day before an Interest Period for a Borrowing

            o dollar deposits in the applicable amounts are not being offered to the Administrative Agent in the relevant market for the Interest Period, or

SUSPENSION OF OBLIGATION TO MAKE LOANS

            o Two-Thirds of the Lenders advise the Administrative Agent that the LIBOR will not adequately and fairly reflect the cost to such Lenders of funding their Loans for the Interest Period, then the Administrative Agent shall promptly notify the Borrowers and the Lenders thereof, whereupon the obligations of the Lenders to make, or permit Conversion of Loans into, Eurodollar Loans shall be suspended, and any subsequent request by the Borrowers for a Eurodollar Loan or for Conversion into a Eurodollar Loan shall be deemed to be a request for, or for Conversion into, a Loan bearing interest at the Base Rate.

SUSPENSION AFTER BORROWING NOTICE GIVEN

                  If the Lenders' obligations to make Loans is suspended pursuant to this Section 9.3 after the Borrowers give the Borrowing Notice for the Borrowing that includes such Loans, then unless the Borrowers notify the Administrative Agent at least one Business Day before the date of such Borrowing that the Borrowers elect not to borrow on such date, the Borrowing shall instead accrue interest at the Base Rate.

      9.4.  Illegal Loans

            If, after the date of this Agreement, any Regulatory Action makes it unlawful or impossible for a Lender or its Office to make, maintain or fund its Eurodollar Loans, and the Lender so notifies the Administrative Agent, then the Administrative Agent shall promptly notify the other Lenders and the Borrowers, whereupon the obligation of the Lender to make or permit Conversions into Eurodollar Loans shall be suspended.

PREPAYMENT OF ILLEGAL LOANS

            If a Lender determines that it may not lawfully continue to maintain an outstanding Eurodollar Loan to the Borrowers to the end of the Eurodollar Loan's applicable Interest Period and so specifies in the notice it gives pursuant to this SECTION 9.4, the Administrative Agent shall so notify the Borrowers, and the Borrowers shall immediately prepay in full the unpaid principal amount of the Eurodollar Loan with accrued interest. As each such Loan is prepaid, the Lender shall make a Loan bearing interest at the Base Rate to the Borrower in an equal principal amount with interest and principal payable contemporaneously with the related Loans of the other Lenders.

NEW LOANS MADE AS BASE RATE LOANS

            If the obligation of a Lender to make Eurodollar Loans is suspended pursuant to this SECTION 9.4, then until the Lender or the Administrative Agent notifies the Borrowers that the circumstances giving rise to the suspension no longer apply, all Loans that would otherwise be made by the Lender as Eurodollar Loans shall be made instead as Loans accruing interest at the Base Rate (on which interest and principal shall be payable contemporaneously with the related Loans of the other Lenders).

      9.5.  Termination of suspension

            When the circumstances giving rise to a suspension of the obligation to make Eurodollar Loans under SECTION 9.3 or SECTION 9.4 no longer exist, the Administrative Agent shall so notify the Borrowers and the Lenders, whereupon the suspension shall terminate.

      9.6.  Taxes on payments

            (a) Each Lender shall deliver to each of the Borrowers and to the Administrative Agent:

            o no more than 30 days after the date it becomes a Lender, either a statement that it is incorporated in the United States of America or, if it is not so incorporated, two duly completed copies of, as applicable, a United States Internal Revenue Service Form 1001 or Form 4224 (including a Form W-9 or equivalent) promulgated under the Internal Revenue Code (each, as applicable to any Person and together with any successor form, a "Tax Form") indicating that the Lender is entitled to receive payments under this Agreement without deduction or withholding of United States federal income Taxes as permitted by the Internal Revenue Code,

            o such extensions or renewals of the Tax Form as applicable because of expiration of the Tax Form or as the Borrowers reasonably request (but only to the extent the Lender determines that it may properly effect such extensions or renewals under applicable Tax treaties, laws, regulations and directives), and

            o if a Loan is transferred to an Affiliate of the Lender, a new Tax Form for the Affiliate.

                  The Borrowers and the Administrative Agent may each rely on a Tax Form in its possession until the earlier of the expiration date of the Tax Form or receipt of any revised or successor form pursuant to this SECTION 9.6.

            (b) If a Tax imposed by the United States of America, or any political subdivision or taxing authority thereof, subjects a Lender or its Office to any deduction or withholding on a payment (including fees) on its Loans to the Borrowers, the Lender shall promptly notify the Borrowers of the Tax, enclosing a copy of the relevant statute, regulation or interpretation requiring the deduction or withholding and setting forth in reasonable detail the Lender's calculation of the dollar amount of the Tax. Within 30 days after it receives the notice (or a longer period that complies with the law relating to the Tax without subjecting the Lender to additional payments with respect to the Tax), the Borrowers shall, as requested by the Lender in the notice,

            o increase the amount of the payment so that the Lender will receive a net amount (after deduction of the Tax) equal to the amount due hereunder,

            o pay the Tax to the appropriate taxing authority for the Lender's account, and

            o as promptly as possible, send the Lender evidence showing payment of the Tax, together with any additional documentary evidence the Lender reasonably requests.

            The Borrowers shall indemnify a Lender for any incremental Taxes, interest or penalties that may become payable as a result of the Borrowers' failure to comply with this Section 9.6.

            (c) Notwithstanding anything to the contrary in this Section 9.6, the Borrowers shall not be required to make any payment to a Lender or taxing authority under this Section 9.6 as a result of any deduction or withholding or incremental Tax, interest or penalty

            o that is caused by the Lender's failure or inability to furnish the Borrowers with a Tax Form, or an extension or renewal thereof, pursuant to this Section 9.6 unless such failure or inability is the result of a change in an applicable law, regulation or Tax treaty or in the interpretation thereof by a regulatory authority that becomes effective after the date of this Agreement, or

            o for any period for which the Lender or its applicable Office has furnished a Tax Form to the Borrowers that incorrectly indicates that the Lender or its applicable Office is not subject to such deduction or withholding.

      9.7.  Change of Office

            A Lender shall designate a different Office for its Loans if such designation will avoid the need for giving a notice pursuant to
            SECTION 9.4 with respect to suspension of Loans, or reduce the amount of compensation under SECTION 9.2 (Increased cost or reduced return), or SECTION 9.6, (Taxes on payments), and will not, in the Lender's judgment, be disadvantageous to the Lender.

      9.8.  Replacement of Lender

            If

            o the obligation of a Lender to make Eurodollar Loans is suspended under Section 9.4 (Illegal Loans),

            o a Lender demands compensation or payment under SECTION 9.2 (Increased cost or reduced return), or SECTION 9.6 (Taxes on payments), or

            o a Lender's senior unsecured debt is rated lower than BBB- by S&P, then the Borrowers may, on five Business Days' notice to the Administrative Agent and the Lender, select a replacement bank or banks (which may be one or more of the other Lenders) to purchase the Lender's Loans and assume its Commitment. The purchase price for the Lender's Loans shall be the sum of the unpaid principal amount of the Loans, with accrued interest, the Lender's share of accrued but unpaid Fees and other amounts due to the Lender under this Agreement (including any amounts due under Section 1.20 (Funding losses) for each Loan so purchased on a date other than the last day of the Interest Period for the Loan) less the prorated portion of the Fees previously received by such Lender, from the date of such purchase through the last day of the applicable period for which the Fees had been paid. Upon the execution and delivery of an assignment and assumption agreement substantially in the form of Exhibit G by such Lender and each replacement bank (and, if the replacement bank is not a Lender, with the subscribed consent of the Borrowers and the Administrative Agent), each such replacement bank shall be deemed to be, a 'Lender' for all purposes of this Agreement, and the Administrative Agent shall notify the other Lenders accordingly.

X.    MISCELLANEOUS

      10.1. Notices

            Except as otherwise stated, all notices, requests, consents and other communications to any party to this Agreement shall be in writing. For purposes of this Section 10.1 (writing) shall include writings in any form that provides the recipient, using the systems routinely used by the recipient for communication, with a permanent record and a human- readable text. All notices to a party shall be given at the addresses, telecopy number or other electronic addresses or by other methods set forth on Schedule 3 or at such other addresses, numbers or by such other reasonable methods as such party may specify for the purpose by notice to the Administrative Agent and the Borrowers (each a "NOTICE ADDRESS").

            Each notice, request, consent or other communication given under this Agreement shall be effective when received at the number or address or by the method specified pursuant to this SECTION 10.1. Any requirement in this Agreement that a notice or other communication be 'prompt' or be given 'promptly' shall mean that such notice or other communication shall promptly be transmitted by telephone (if oral notice is permitted), bank wire, telex, telecopy, computer link or other means that normally provides nearly instantaneous transmission.

      10.2. No waivers; remedies cumulative; integration; survival

            No failure or delay by the Administrative Agent or a Lender in exercising a right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of other rights or remedies provided by law. This Agreement constitutes the entire agreement and understanding among the parties and supersedes all prior agreements and understandings, oral or written, relating to its subject matter.

            All covenants, agreements, representations and warranties of the Borrowers in this Agreement or in certificates or other documents delivered pursuant to this Agreement shall be considered to have been relied on by the Lenders and shall survive the making of any Loans, regardless of any investigation made by or on behalf of the Lenders, and shall continue in full force and effect as long as any obligation of the Borrowers under this Agreement is unpaid or the Borrowers' Borrowing Rights have not terminated.

      10.3. Expenses; documentary Taxes

            The Borrowers shall pay, and shall be jointly and severally liable for, the reasonable Expenses of the Administrative Agent in connection with (i) its drafting and negotiation of this Agreement, any waiver or consent hereunder or any amendment hereof (all of which documents shall be prepared by counsel for the Administrative Agent) and (ii) the effectiveness of this Agreement under SECTION 3.1.

            If a Default by the Borrowers occurs, the Borrowers shall pay the reasonable Expenses incurred by the Administrative Agent in connection with such Default. In addition, if there is a Default by the Borrowers, the Borrowers shall pay the reasonable Expenses incurred by any Lender, including collection and other enforcement proceedings, resulting therefrom.

            The Borrowers shall, jointly and severally, indemnify the Administrative Agent and the Lenders against all transfer, documentary or similar Taxes payable by reason of the execution and delivery of the Notes and this Agreement, and the execution, delivery and recordation of the Mortgages.

      10.4. Indemnification

            Each Borrower shall indemnify the Administrative Agent and each Lender and shall hold the Administrative Agent and each Lender jointly and severally harmless from and against any and all liabilities, damages, costs and Expenses of any kind in connection with an actual or threatened investigative, administrative or judicial proceeding (whether or not the Administrative Agent or Lender is a party thereto) (collectively, "CLAIMS") incurred by the Administrative Agent or Lender to the extent arising out of

            o     a Borrower's breach of, or any Default under, this Agreement,

            o any claim by a Person not a party to this Agreement that either Borrower's, the Administrative Agent's or a Lender's conduct in connection with this Agreement is unlawful by a court of competent jurisdiction or has or will violate such Person's legal rights, but only to the extent that the Lender's or Administrative Agent's conduct is deemed unlawful or violative due to some action or inaction of the Borrowers or either of them,

            o an actual or proposed use of Loan proceeds by the Borrowers, or

            o an action initiated by either or both Borrowers against the Administrative Agent or a Lender relating to this Agreement, unless a court of competent jurisdiction enters a final non-appealable order on the entire merits of the controversy in such action in favor of the Borrowers.

            Notwithstanding anything to the contrary in this SECTION 10.4, neither the Administrative Agent nor a Lender shall be indemnified for any Claim to the extent such Claim

            o is caused by the Administrative Agent's or Lender's gross negligence or willful misconduct, as determined in a final non-appealable order by a court of competent jurisdiction, or

            o results from a Lender's claims against other Lenders not attributable to a Borrower's actions and for which the Borrowers otherwise have no liability.

      10.5. Sharing of set-offs

            If a Lender exercises a right of set-off or counterclaim or otherwise receives payment of a portion of the aggregate amount of principal and interest due on its Loans to the Borrowers, and such payment is greater than the proportion received by any other Lender of the aggregate amount of principal and interest due on such other Lender's Loans to the Borrowers, the Lender receiving the proportionately greater payment shall purchase participations in the Loans made to the Borrowers by the other Lenders, and other adjustments shall be made as required so that all payments of principal and interest on the Loans to the Borrowers shall be shared by the Lenders pro-rata, provided that this SECTION 10.5 shall not impair a Lender's right to exercise, to the extent permitted by applicable law, a right of set-off or counterclaim and to apply the amount subject to such exercise to the payment of indebtedness of the Borrowers other than indebtedness on Loans. A Participant in a Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to its participation as fully as if the Participant were a direct creditor of the Borrowers in the amount of such participation.

      10.6. Amendments and waivers

            An amendment to or waiver of a provision of this Agreement must be in writing and signed by the Borrowers and Two-Thirds of the Lenders (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent), provided that each affected Lender must sign an amendment, waiver or consent that

            (a) increases or decreases the Commitment of such Lender or subjects such Lender to additional obligations, except as contemplated in SECTION 9.8 (Replacement of Lender),

            (b) reduces the principal of or rate of interest on any Loan or any fees hereunder,

            (c) postpones the Maturity Date or other date fixed for payment of principal or interest on a Loan or of any fees hereunder or for the termination of the Borrowers' Borrowing Rights,

            (d) changes the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the Borrowing Base, or the number of Lenders required for the Lenders to take any action under this Agreement,

            (e)   amends SECTION 1.19 (Pro-rata treatment),

            (f)   amends this Section 10.6, or

            (g) releases substantially all of the Mortgaged Property.

      10.7. Successors and assigns

            (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, except that neither Borrower may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement.

            (b) A Lender may grant a bank or other institution (a "PARTICIPANT") a participating interest in its Commitment or some or all of its Loans. If a Lender grants a participating interest to a Participant, the Lender shall remain responsible for the performance of its obligations under this Agreement, and the Borrowers and the Administrative Agent shall continue to deal solely with the Lender in connection with this Agreement, regardless of whether the Lender has notified the Borrowers and the Administrative Agent of the grant. An agreement granting such a participating interest shall provide that the Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers under this Agreement, including the right to approve any amendment, modification or waiver of any provision of this Agreement. Subject to SECTION 10.7(E) (funding losses and changed circumstances), a Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of
                  SECTION 9 (Change in circumstances), with respect to its participating interest. An assignment or other transfer that is not permitted by SECTION 10.7(C) (assignments), or 10.7(D) (assignment to Federal Reserve Bank), shall be given effect only to the extent that it is a participating interest granted in accordance with this SECTION 10.7(B).

            (c) A Lender may assign to one or more banks or other institutions (each an "ASSIGNEE") all or a proportionate part of its rights and obligations under this Agreement, and each Assignee shall assume such rights and obligations, pursuant to an assignment and assumption agreement in substantially the form of EXHIBIT G. The assignment and assumption agreement shall be signed by the Assignee and the transferor Lender, with (and subject to) the subscribed acknowledgment and consent of the Administrative Agent and the subscribed consent, which shall not be unreasonably withheld, of the Borrowers, provided that such consents shall not be required if the Assignee is a Lender or a Federal Reserve Bank, and provided further that the consent of the Borrowers shall not be required after and during the continuance of a Default.

            (d) Upon the later of (i) the effective date stated in the assignment and assumption agreement (which shall not be earlier than the fifth Business Day after execution of such agreement) or (ii) payment by the Assignee to the transferor Lender of the purchase price agreed between them, and payment by the transferor Lender or the Assignee to the Administrative Agent of a registration and processing fee of $2,500,

                  (i) the Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with the Commitment set forth in the assignment and assumption agreement,

                  (ii) the transferor Lender shall be released from its obligations under this Agreement to a corresponding extent so long as the Assignee at the time of transfer has a net worth at least equal to the net worth of the transferor Lender,

                  (iii) The Borrower shall execute and deliver replacement Notes to the order of the Assignee and, if necessary, the assigning Lender; and

                  (iv) no further consent or action by any party shall be required.

            (e) A Lender may assign all or a proportionate part of its rights under this Agreement to a Federal Reserve Bank, and the Borrowers, if requested by the Lender, shall issue a promissory note to be pledged to the Federal Reserve Bank evidencing the Borrowers' obligations on the Lender's Loans to the Borrowers. Such assignment shall not release the transferor Lender from its obligations under this Agreement.

            (f) No Assignee, Participant or other transferee of any Lender's rights may receive any greater payment under SECTION 1.20 (Funding losses), and SECTION 9.2 (Increased cost and reduced return), than the transferor Lender would have received with respect to the rights transferred, unless such transfer was made with the Borrowers' prior consent.

            (g) The Administrative Agent shall maintain at one of its offices in Birmingham, Alabama, a copy of each assignment and assumption agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender (the "REGISTER"). The entries in the Register shall be conclusive in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or Lender at any reasonable time upon reasonable notice.

            (h) If an Assignee is not already a Lender, it shall deliver to the Administrative Agent a completed administrative questionnaire in the form required by the Administrative Agent. Upon its receipt of (i) an assignment and assumption agreement executed by an assigning Lender and an Assignee (and, if required, by the Borrowers), (ii) the completed administrative questionnaire (unless the Assignee is already a Lender) and (iii) the registration and processing fee referred to in SECTION 10.7(C), the Administrative Agent shall record the information contained in the assignment and assumption agreement in the Register and give prompt notice thereof to the Lenders.

      10.8. Borrowers' liability

            The parties acknowledge that the rights and obligations (including the representations, warranties, agreements, breaches, liabilities, indemnities and Defaults) of the Borrowers under this Agreement are joint and several.

      10.9. No reliance on Margin Stock collateral

            Each Lender represents to the Administrative Agent and the other Lenders that it is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

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
      10.10. Credit decision

            Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

      10.11. Alabama law

            This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama.

      10.12. Waiver of jury trial

            The Borrowers, the Lenders and the Administrative Agent hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement and for any counterclaim therein.

      10.13. Venue of Actions

            As an integral part of the consideration for making of the Loans, it is expressly understood and agreed that no suit or action shall be commenced by either Borrower, or by any successor, personal representative or assignee thereof, with respect to the Loans contemplated hereby, or with respect to this Agreement or any other document or instrument which now or hereafter evidences or secures all or any part of the Loans, other than in a state court of competent jurisdiction in and for the County of the State in which the principal place of business of the Administrative Agent is situated, or in the United States District Court for the District in which the principal place of business of the Administrative Agent is situated, and not elsewhere. Nothing in this paragraph contained shall prohibit the Administrative Agent from instituting suit in any court of competent jurisdiction for the enforcement of its rights hereunder or in any other document or instrument which evidences or secures the loan indebtedness.

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
      10.14. Execution

            This Agreement may be executed in counterparts. Delivery of an executed counterpart signature page to this Agreement, including delivery by telecopier, shall be effective as delivery of a manually executed counterpart of this Agreement.

      10.15. Survival

            SECTION 9 (Change in circumstances), SECTION 10.3 (Expenses), and
            SECTION 10.4 (Indemnification) shall survive termination of this Agreement or the Borrowers' Borrowing Rights.

XI.   DEFINITIONS AND USAGES

      11.1. Definitions

            In this Agreement, the following terms shall have the following meanings:

            ADJUSTED NOI shall mean, as to any Mortgaged Property, for any period, the actual Net Operating Income of such Mortgaged Property for such period; provided that (i) all annual expenses, including, but not limited to, taxes and insurance, shall be accounted for on an accrual basis; and (ii) expenses shall include an assumed management fee of five percent (5%) and capital expenditures of Two Hundred Dollars ($200.00) per rental unit on average per year.

            ADMINISTRATIVE AGENT shall mean AmSouth Bank, its successors or assigns.

            ADVANCE RATE shall mean for Mortgaged Properties: (a) the amount shown as the Advance Rate on SCHEDULE 2 for the Initial Properties from the date hereof until the first quarterly determination of Fair Market Value, which shall occur on March 22, 1998, except for Paddock Park Ocala II, which shall occur on June 22, 1998; (b) subject to subclauses (d) and (e) herein, 60% of Fair Market Value for a Stabilized Property (including the Initial Properties after the first quarterly determination of Fair Market Value); (c) subject to adjustment as provided in SECTION 1.16(C), 50% of the Project Budget to the extent of Work Completed for a Development Project;
            (d) for the period commencing on the date a Development Project is converted to a Stabilized Property in accordance with SECTION 3.5(B), until the next succeeding quarterly determination of Fair Market Value, 60% of the appraised value of the subject Development Project, as reflected in the appraisal ordered and approved by the Administrative Agent; and (e) for the period commencing on the date a Stabilized Property is added to the Borrowing Base and continuing thereafter through a full calendar quarter, 60% of the appraised value of the subject Stabilized Property, as reflected in the appraisal ordered and approved by the Administrative Agent.

            ADVANCES or LOAN ADVANCES shall mean advances of principal upon the Loans by the Lenders to either or both of the Borrowers under the terms of this Agreement, specifically including, without limitation, advances under the Swing Line Facility, the Notes and draws under the Letters of Credit.

            AFFILIATE of a specified Person means another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person. In the foregoing definition, control of a Person means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

            AGGREGATE COMMITMENT means the sum of the Commitments of the Lenders at any time available to the Borrower under the Loans.

            ANNUALIZED ADJUSTED NOI shall mean, for the most recent two calendar quarters, the Adjusted NOI for such calendar quarters, multiplied by the integer two (2).

            ANNUALIZED EBITDA shall mean EBITDA for the most recent two calendar quarters, multiplied by the integer two (2).

            APARTMENT COMMUNITY shall mean an apartment community owned by either Borrower or Subsidiary, whether or not it is subject to a Mortgage.

            ASSIGNEE shall have the meaning assigned to such term in SECTION 10.7(C).

            ASSUMED DEBT SERVICE shall mean the assumed amortization of the outstanding Loans, calculated on the basis of a 25-year amortization and an 8.5% interest rate.

            BASE RATE shall mean (a) from the date hereof through June 30, 1998, a rate per annum equal to the Prime Rate minus .75%, and (b) commencing July 1, 1998, but subject to Section 1.13(e), continuing thereafter until the Loans are paid in full, a rate equal to the Prime Rate. Any change in the Base Rate due to a change in the Prime Rate shall be effective on the effective date of such change in the Prime Rate.

            BASE RATE LOAN means a Loan bearing interest at the Base Rate.

            Borrowers mean MAAC and Mid-America, jointly, and, individually, a "BORROWER".

            BORROWING shall have the meaning assigned to that term in SECTION
            1.2.

            BORROWING BASE is the limitation on the amount of the Loan which may be outstanding at any time and from time to time during the term of this Agreement. The Borrowing Base shall equal (a) the Advance Rate for Stabilized Properties which at the time of determination are subject to the Mortgages plus (b) the Advance Rate for Development Projects which at the time of determination are subject to Mortgages; provided, however, the amount available under (b) above shall in no event exceed $50,000,000 in the aggregate at any one time outstanding.

            BORROWING BASE CERTIFICATE shall mean a certificate substantially in the form of EXHIBIT F, duly executed by the Certifying Officer, setting forth in reasonable detail the calculations for each component of the Borrowing Base.

            BORROWING NOTICE shall have the meaning assigned to that such term in SECTION 2.1.

            BORROWING RIGHTS of the Borrowers means the rights of the Borrowers under this Agreement to require the Lenders to make Loans.

            BUSINESS DAY means a day other than a Saturday, Sunday or other day on which commercial banks in Birmingham, Alabama and New York, New York are authorized or required by law to close.

            CERTIFICATE OF OCCUPANCY shall mean a certificate of occupancy issued by the governmental authority in whose jurisdiction the subject Mortgaged Property lies, or such other comparable governmental approval if a certificate of occupancy is not utilized by the applicable governmental authority.

            CERTIFYING OFFICER shall mean MAAC's chief financial officer.

            CLAIMS shall have the meaning assigned to that term in SECTION 10.4.

            CODE shall mean the Internal Revenue Code of 1986, as amended, or any successor Federal tax code.

            COMMITMENT shall mean the portion of the Loans to be made available by a Lender.

            CONTROLLED GROUP means, for a Borrower, all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

            CONVERSION means shall have the meaning assigned to that term in
            SECTION 2.4.

            CONVERSION DATE shall mean the date on which a Conversion occurs.

            CONVERSION NOTICE shall have the meaning assigned to that term in
            SECTION 2.4.

            CURATIVE MEASURE shall mean the repairs, renovations and replacements recommended for immediate action for an Apartment Community in an Inspection Report.

            DEBT of a Person at a date means, without duplication,

            o all obligations of the Person for borrowed money, including all obligations of the Person evidenced by bonds, debentures, notes or other similar instruments,

            o all obligations of the Person to pay the deferred purchase price of property or services, except trade accounts payable and deferred compensation arising in the ordinary course of business,

            o     all obligations of the Person as lessee under capital leases,

            o all Debt of others secured by a Lien on assets of the Person, whether or not the Debt is assumed by the Person,

            o     all Debt of others Guaranteed by the Person,

            o all letters of credit, banker's acceptances, swap transactions and similar hedge agreements, and

            o all Debt of any partnership for which such Person is a general partner.

            DEFAULT means a condition or event that constitutes an event of default hereunder or that with the giving of notice or lapse of time or both would, unless cured or waived, become a Default, as more specifically set forth in Section 7.

            DEVELOPMENT PROJECT is a real property which is being developed into, or upon which improvements are being constructed to enable it to become, an Apartment Community.

            EBITDA shall mean, on a consolidated basis, earnings before interest, taxes, depreciation and amortization, calculated in accordance with GAAP.

            ENVIRONMENTAL LAWS means all applicable local, state or federal laws, rules or regulations pertaining to environmental regulation, contamination or cleanup, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 or any state lien or superlien or environmental cleanup statutes.

            ERISA means the Employee Retirement Income Security Act of 1974.

            EUROCURRENCY RESERVE REQUIREMENTS for any day means the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) established by the Federal Reserve Board and any other banking authority to which a Lender is subject and applicable to 'eurocurrency liabilities', as such term is defined in Regulation D of the Federal Reserve Board, or any similar category of assets of liabilities relating to eurocurrency fundings. Eurocurrency Reserve Requirements shall be adjusted automatically on and as of the effective date of any change in such reserve percentage.

            EURODOLLAR BORROWING means a Borrowing bearing interest at the Eurodollar Rate.

            EURODOLLAR LOAN means a Loan bearing interest at the Eurodollar
            Rate.

            EURODOLLAR RATE shall mean the LIBOR Rate, plus the applicable
            Margin.

            EXISTING LETTERS OF CREDIT means (a) that certain letter of credit issued by AmSouth Bank, dated July 7, 1997, in an amount not to exceed in the aggregate $7,230,903.00, bearing Letter of Credit No. S314065; (b) that certain letter of credit issued by AmSouth Bank, dated May 6, 1996, in an amount not to exceed in the aggregate $168,000, bearing Letter of Credit No. S312398; (c) that certain letter of credit issued by AmSouth Bank, dated January 29, 1997, in an amount not to exceed in the aggregate $455,778.21, bearing Letter of Credit No. S312294; (d) that certain letter of credit issued by AmSouth Bank, dated December 19, 1997, in an amount not to exceed in the aggregate $6,057,206, bearing Letter of Credit No. S314660; (e) that certain letter of credit issued by AmSouth Bank, dated January 15, 1998, in an amount not to exceed in the aggregate $11,005,940, bearing Letter of Credit No. S314760; and (f) any and all replacements and substitutions of any of the letters of credit discussed in (a), (b), (c), (d) and (e).

            EXPENSES of a Person means the Person's reasonable out of pocket expenses (including reasonable fees and expenses of the Person's outside counsel) and reasonably allocable expenses of counsel who are employees of the Person.

            FAIR MARKET VALUE shall be determined quarterly, on a "Net Operating Income" basis, not later than the twenty-second (22nd) day of each calendar quarter, but as of the last day of the immediately preceding calendar quarter, from the Effective Date until the Termination Date of the Loans, by dividing the prior calendar quarter's annualized Adjusted NOI of Stabilized Properties subject to Mortgages by 9.5%.

            FEDERAL FUNDS RATE for a day means the rate per annum (rounded upwards, if necessary, to the nearest 0.01%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the day, as published by the Federal Reserve Bank of New York on the Business Day following that day, provided that:

            o if the day is not a Business Day, the Federal Funds Rate for the day shall be the rate on such transactions on the preceding Business Day as so published on the following Business Day, and

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
            o if no such rate is so published on the following Business Day, the Federal Funds Rate for the day shall be the average rate on such transaction quoted to the Administrative Agent on the day by three federal funds brokers of recognized standing selected by the Administrative Agent.

            FEDERAL RESERVE BOARD means the Board of Governors of the Federal Reserve System.

            FEES shall mean, collectively, the fees described in Section 1.11(a) through (e), both inclusive.

            FUNDS FROM OPERATIONS has the meaning assigned in SECTION 6.7.

            GAAP means generally accepted accounting principles in the United States of America in effect from time to time, consistently applied.

            HAZARDOUS SUBSTANCES shall mean and include all hazardous and toxic substances, wastes or materials, any pollutants or contaminants (including, without limitation, asbestos and raw materials which include hazardous constituents), or any other similar substances or materials which are included under or regulated by any applicable Environmental Laws.

            INITIAL PROPERTIES shall mean the Properties listed on SCHEDULE 2.

            INSPECTION REPORT shall mean the written report commissioned by the Administrative Agent as part of the due diligence process for determining whether an Apartment Complex may become a Mortgaged Property.

            INTEREST PERIOD shall have the meaning assigned to that term in
            SECTION 1.12.

            LENDERS shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

            LETTER(S) OF CREDIT shall have the meaning assigned to that term in
            SECTION 1.8.

            LETTER OF CREDIT FACILITY shall mean the portion of the Aggregate Commitment that may be utilized for the issuance of Letters of Credit, not to exceed $60,000,000 at any one time.

            LIBOR for an Interest Period means

            o the interest rate per annum for deposits in U.S. dollars for a maturity most nearly comparable to the Interest Period that appears on page 3750 (or a successor page) of the Dow Jones Telerate Screen as of 11 a.m., London time, on the second Business Day before the first day of the Interest Period, or

            o if such rate does not so appear on the Dow Jones Telerate Screen, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the rate at which U.S. dollar deposits approximately equal in principal amount to the Administrative Agent's portion of such Borrowing and for a maturity comparable to the Interest Period, are offered to the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11 a.m., London time, on the second Business Day before the first day of the Interest Period.

            LIEN means, for an asset, a mortgage, lien (including without limitation statutory liens), pledge, charge, security interest or encumbrance of any kind in respect of the asset, including the interest of a vendor or lessor under a conditional sales agreement, capital lease or other title retention agreement, or any preferential arrangement of any kind.

            LOAN DOCUMENTS shall mean this Agreement, the Notes, the Mortgages, any other instrument or document at any time evidencing or securing the Loans, and any other instrument or document executed by the Borrowers or any Subsidiary with or in favor of the Administrative Agent or the Lenders in connection with the Loans.

            LOANS shall have the meaning assigned to such term in Section 1.1, and, individually, a Loan.

            MAAC shall have the meaning given to such term in the introductory paragraph of this Agreement.

            MANAGEMENT FEES means, with respect to each Apartment Community for any period, an amount equal to five percent (5%) of the aggregate rent due and payable for such period under leases with tenants at such Apartment Community.

            MARGIN shall mean (a) from the date hereof through June 30, 1998, one and one-quarter percent (1.25%) and (b) commencing July 1, 1998, but, subject to SECTION 1.13(E), continuing thereafter until the Loans are paid in full, two percent (2%).

            MARGIN STOCK means 'margin stock' as defined in Regulation U of the Federal Reserve Board.

            MATERIAL OFFICER shall have the meaning assigned to such term in
            SECTION 7.1(L).

            MATURITY DATE means November 24, 1999.

            MID-AMERICA shall have the meaning given to such term in the introductory paragraph of this Agreement.

            MOODY'S shall mean Moody's Investors Service, Inc. Mortgage shall mean any deed of trust, mortgage, deed to secure debt, or other similar lien instrument, executed by the Borrowers or a Subsidiary for the purpose of securing the Loans, and constituting a valid first lien upon or security title in an Apartment Community.

            MORTGAGED PROPERTY shall mean the Stabilized Properties and Development Projects subject to the lien of a Mortgage.

            NET OPERATING INCOME or NOI means, with respect to any Apartment Community for the most recent two calendar quarters, "actual property rental and other income" (as determined by GAAP) attributable to such Apartment Community accruing for such period, minus the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operations of such Apartment Community for such period, including, without limitation, Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding interest expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs. In calculating NOI attributable to any Apartment Community first acquired or opened by either Borrower during a quarter, "actual property rental and other income" and expenses shall be adjusted for the purposes of this definition to reflect the full amount of "actual property rental and other income" and expenses that would have been attributable to such Apartment Community if it had been owned or opened for the full quarter.

            NET OPERATING LOSS for any period shall mean the amount by which expenses exceed income, all determined in accordance with GAAP.

            NET WORTH or TANGIBLE NET WORTH means the sum of consolidated shareholders' equity and minority interests in MAAC, determined in accordance with GAAP, reduced by the amount of any intangible assets of MAAC, determined in accordance with GAAP.

            NOTES shall have the meaning assigned to such term in SECTION 1.4.

            NOTICE ADDRESSES shall have the meaning assigned in SECTION 10.1.

            OBLIGOR SHALL mean either Borrower or any Subsidiary granting a Mortgage to secure the Loans.

            OFFICE of a Lender means the Lender's office designated as its office and located at the address set forth on Schedule 3, or such other office as the Lender designates as its office by notice to the Borrowers and the Administrative Agent.

            PARTICIPANT shall have the meaning assigned to such term in Section 10.7(b).

            PBGC means the Pension Benefit Guaranty Corporation.

            PENSION PLAN at a time means an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and is either (a) maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) maintained pursuant to a collective bargaining agreement or other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

            PERSON means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

            PRIME RATE means the per annum rate of interest publicly announced by the Administrative Agent as its Prime Rate at its principal office in Birmingham, Alabama. Each change in the Prime Rate shall be effective on the date such change is publicly announced as effective.

            PROJECT BUDGET means the total cost of a particular phase of a Development Project, not to exceed $20,000,000 for any one such phase of a Development Project.

            PROPORTIONATE SHARE means the respective pro rata interests of the Lenders in the Aggregate Commitment and in the Loans.

            REGISTER shall have the meaning assigned to such term in SECTION 10.7(F).

            REGULATORY ACTION means the adoption of an applicable law, rule or regulation, or a change therein, or a change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender (or its Office) with a request or directive (whether or not having the force of law) of the authority, central bank or comparable agency.

            RELATED PERSON shall mean any Person (i) which now or hereafter directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with either Borrower, or (ii) which now or hereafter beneficially owns or holds ten percent (10%) or more of the partnership interests of Mid-America, or ten percent (10%) or more of the capital stock of MAAC, or (iii) ten percent (10%) or more of the capital stock, partnership interest or other form of ownership interest of which is beneficially owned or held by either Borrower. For the purposes hereof, "control" shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock or interests, by contract or otherwise.

            RESPONSIBLE OFFICER shall have the meaning ascribed to that term in
            SECTION 1.7 hereof.

            S&P means Standard & Poor's Corporation or a successor.

            STABILIZED PROPERTY shall mean an Apartment Community (a) for which a Certificate of Occupancy has been issued for the entire Apartment Community, or the Borrowers shall furnish satisfactory proof to the effect that the improvements for the entire Apartment Community have been completed and that the local government having jurisdiction does not issue a Certificate of Occupancy; and (b) which has achieved an occupancy rate of at least eighty percent (80%) for at least the immediately preceding two (2) consecutive months.

            SUBSIDIARY means a corporation, partnership or other legal entity, the voting interest of which is one hundred percent (100%) directly or indirectly owned by either MAAC and/or Mid- America.

            SUBSIDIARY GUARANTY means the guaranty agreement executed or to be executed by each Subsidiary executing a Mortgage, in the form attached hereto as EXHIBIT H.

            SWING LINE FACILITY shall have the meaning  assigned to such term in
            SECTION 1.7.

            SWING LINE FACILITY NOTE shall mean that certain promissory note executed by the Borrowers in the principal amount of $6,000,000, evidencing the Swing Line Facility.

            TAX includes any present or future tax, assessment or governmental charge or levy.

            TAX FORM shall have the meaning assigned to that term in SECTION
            9.6.

            TERMINATION  DATE shall mean the earlier of (a) the Maturity Date or
            (b) the date as of which the Borrowers shall have terminated the Lenders' commitment under the provisions of SECTION 1.15 hereof, or
            (c) the Lenders have terminated this Agreement under the provisions of Section 7 hereof.

            TOTAL ANNUALIZED DEBT SERVICE ON INDEBTEDNESS shall mean for any period the aggregate amount of principal and interest payments including capitalized interest for construction purposes due for such period upon Debt, but excluding balloon payments.

            TOTAL ANNUALIZED FIXED CHARGES shall mean for any period the aggregate amount of preferred stock distributions, principal, and interest (including capitalized interest for Development Projects) due for such period upon Debt, but excluding balloon payments.

            TOTAL DEVELOPMENT AND JOINT VENTURE INVESTMENT shall mean the aggregate from time to time of (i) a Borrower's expenditures with respect to any Apartment Community for land acquisition, development and construction costs until a Certificate of Occupancy is received for such entire Apartment Community (or, if no Certificate of Occupancy is available from the local governmental authority having jurisdiction until all construction of the entire Apartment Community has been completed), plus (ii) the amount of funds or other assets invested by a Borrower in any joint venture arrangement with any Person, whether or not a Related Person.

            TOTAL LIABILITIES shall mean the aggregate amount of all liabilities of both Borrowers, from time to time outstanding, calculated on a consolidated basis, in accordance with GAAP, applied on a consistent basis. (For the purposes hereof, with respect to indebtednesses of any joint venture in which a Borrower is a party, such Borrower's pro rata share of the joint venture's liabilities shall be considered a liability of such Borrower, if such joint venture liability is non-recourse; but if such joint venture liability is a recourse obligation, the total amount of such joint venture liability shall be considered a liability of the Borrower.)

            TOTAL MARKET VALUE OF ASSETS shall mean, for any calendar quarter, the EBITDA for the most recent two (2) calendar quarters, multiplied by the integer two (2) (thereby converting the calendar quarter's EBITDA to an annualized amount), and then multiplying the result so obtained by the integer ten (10).

            TWO-THIRDS OF THE LENDERS means Lenders having Commitments aggregating at least two-thirds of the Aggregate Commitment except that if the Borrowers' Borrowing Rights have terminated or for purposes of SECTION 7.2 (Action on Event of Default), Two-Thirds of the Lenders means Lenders having two-thirds of the aggregate unpaid principal amount of all Loans to the Borrowers.

            UNFUNDED AMOUNT shall have the meaning assigned to such term in
            SECTION 2.3.

            UNFUNDED VESTED LIABILITIES for a Pension Plan at a time means the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under the Pension Plan exceeds (ii) the fair market value of all Pension Plan assets allocable to such benefits, all determined as of the then most recent valuation date for the Pension Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Pension Plan under Title IV of ERISA.

            WITHDRAWAL LIABILITY means liability to a multiemployer plan as a result of a complete or partial withdrawal from the multiemployer plan, as such terms are defined in Part I of Subtitle E of ERISA.

            WORK COMPLETED means the extent to which construction has been completed on a Development Project at the point of determination.

      11.2. Accounting terms and determinations

            Unless otherwise stated, all accounting terms used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made and all financial statements of a Borrower required to be delivered under this Agreement shall be prepared in accordance with GAAP.

      11.3. Miscellaneous usages

            In this Agreement, unless otherwise stated or the context otherwise clearly requires, the following usages apply:

TIME PERIODS

            In computing periods from a specified date to a later specified date, the words 'from' and 'commencing on' (and the like) mean 'from and including,' and the words 'to,' 'until' and 'ending on'( and the like) mean 'to but excluding.'

WHEN ACTION MAY BE TAKEN

            Any action permitted to be taken under this Agreement may be taken at any time and from time to time.

BIRMINGHAM, ALABAMA TIME

            All indications of time of day shall mean the time then in effect in Birmingham, Alabama.

'INCLUDING'; 'OR'

            'Including' means 'including, but not limited to.' 'A or B' means 'A or B or both.'

STATUTES AND REGULATIONS

            References to a statute include all regulations promulgated under or implementing the statute, as in effect at the relevant time.

AGREEMENTS

            References to an agreement (including this Agreement) shall refer to the agreement as amended at the relevant time.

GOVERNMENTAL AGENCIES

            References to any governmental or quasi-governmental agency or authority shall include any successor agency or authority.

SECTION REFERENCES

            References to numbered sections in this Agreement shall refer to all included sections. For example, references to Section 6 shall also refer to Sections 6.1, 6.1(a), etc.

OTHER DEFINED TERMS

            Other defined terms are contained within the body of this Agreement.

LIST OF SCHEDULES

  Schedule 1            List of Lenders and Commitments

  Schedule 2            Initial Properties

  Schedule 3            Notice Addresses

  Schedule 4            Subsidiaries and Ownership


LIST OF EXHIBITS

  Exhibit A             Notes (1.4)

  Exhibit B             Swingline Request (1.7)

  Exhibit C             Borrowing Notice (2.1)

  Exhibit D             Conversion Notice (2.4)

  Exhibit E             Attorney Opinion (3.1)

  Exhibit F             Borrowing Base Certificate (5.1)

  Exhibit G             Assignment (9.8)

  Exhibit H             Subsidiary Guaranty

  Exhibit I             Florida Restated Notes

  Exhibit J             Compliance Certificate

                                Signature page to
                           Revolving Credit Agreement


                              MID-AMERICA APARTMENT COMMUNITIES, INC.

                                By______________________________
                                Name__________________________
                                Title_________________________


                              MID-AMERICA APARTMENTS, L.P.

                                By Mid-America Apartments Communities, Inc.
                                Its Sole General Partner

                                By______________________________
                                Name__________________________
                                Title_________________________

                           Revolving Credit Agreement


                                     AMSOUTH BANK,
                                     IN ITS INDIVIDUAL CAPACITY AS LENDER
                                     AND AS ADMINISTRATIVE AGENT


                                     By__________________________________
                                     Name________________________________
                                     Title_______________________________

                                SIGNATURE PAGE TO
                           REVOLVING CREDIT AGREEMENT



                                     HIBERNIA NATIONAL BANK


                                     By______________________________
                                     Name__________________________
                                     Title_________________________

                                Signature page to
                           Revolving Credit Agreement


                                     COLUMBUS BANK & TRUST COMPANY


                                     By_______________________________
                                     Name_____________________________
                                     Title____________________________

                                Signature page to
                           Revolving Credit Agreement


                                     COMMERZBANK AKTIENGESELLSCHAFT, ATLANTA
                                     AGENCY


                                     By_______________________________
                                     Name_____________________________
                                     Title____________________________

                                     By_______________________________
                                     Name_____________________________
                                     Title____________________________

                                Signature page to
                           Revolving Credit Agreement


                                     PNC BANK, NATIONAL ASSOCIATION


                                     By_______________________________
                                     Name_____________________________
                                     Title____________________________

                                Signature page to
                           Revolving Credit Agreement


                                     FIRST TENNESSEE BANK, N.A.


                                     By_______________________________
                                     Name_____________________________
                                     Title____________________________

                                Signature page to
                           Revolving Credit Agreement


                                     NATIONAL BANK OF COMMERCE


                                     By_______________________________
                                     Name_____________________________
                                     Title____________________________

                                Signature page to
                           Revolving Credit Agreement


                                     MELLON BANK, N.A.


                                     By___________________________
                                     Name_________________________
                                     Title________________________

                                   SCHEDULE 1


  LIST OF LENDERS                    COMMITMENTS:            PERCENTAGE:
  ----------------                   ------------            -----------

AmSouth Bank                         $37,000,000                 18.5%

Hibernia National Bank                28,000,000                 14.0%

Columbus Bank & Trust Company         15,000,000                  7.5%

First Tennessee Bank, N.A.            20,000,000                 10.0%

Commerzbank                           24,000,000                 12.0%
 Aktiengesellschaft,
 Atlanta Agency

PNC Bank, National Association        28,000,000                 14.0%

National Bank of Commerce             20,000,000                 10.0%

Mellon Bank, N.A.                     28,000,000                 14.0%
                                   -------------               ------
TOTAL                               $200,000,000                100.0%

                                   SCHEDULE 2

                          [LIST OF INITIAL PROPERTIES]

                                                                 AVAILABILITY
PROPERTY                                  ADVANCE RATE           AS OF 3/20/98
--------                                ----------------       -----------------

I.  STABILIZED PROPERTIES:

1.  Paddock Club Huntsville (AL)               60%               4,980,000.00

2.  Anatole (FL)                               60%               5,106,000.00

3.  Whisperwood (GA)                           60%              13,980,000.00

4.  Whisperwood Spa I (GA)                     60%               9,060,000.00

5.  Woods (TX)                                 60%               6,960,000.00

6.  Township (VA)                              60%               6,210,000.00

7.  Paddock Club Brandon I (FL)                60%              12,600,000.00

8.  Paddock Club Greenville (SC)               60%               7,680,000.00

9.  Paddock Club Columbia I (SC)               60%               6,240,000.00

10. Paddock Club Columbia II (SC)              60%               4,800,000.00

11. Paddock Club Tallahassee (FL)              60%               5,700,000.00

12. Reflection Pointe (MS)                     60%               7,830,000.00

13. Paddock Park Ocala II (FL)               54.5%               7,957,000.00

14. Colony at Southpark (SC)                   60%               4,500,000.00

15. Walden Run (GA)                            60%               8,259,000.00

16. Lane at Towne Crossing (TX)                60%               6,840,000.00

II.  DEVELOPMENT PROJECTS:

1.  Paddock Club                          50% of cost            2,553,832.00
    Huntsville II (AL)

2.  Whisperwood Spa II (GA)               50% of cost            3,153,809.00

3.  Paddock Club Gainesville (FL)         50% of cost               96,492.00

4.  Paddock Club Brandon II (FL)          50% of cost                    0.00

5.  Paddock Club Mandarin (FL)            50% of cost            6,306,681.00


---------------
TOTAL
BORROWING BASE                                                $130,812,814.00

                                   SCHEDULE 3

                               [Notice Addresses]

AmSouth Bank
Real Estate Department
9th Floor
AmSouth/Sonat Building
1900 5th Avenue North
Birmingham, Alabama  35203
Attention: Mr. Lawrence B. Clark

Hibernia National Bank
313 Carondolet Street
Suite 1400
New Orleans, Louisiana  70130
Attention:  Edward "Skip" Santos

Columbus Bank & Trust Company
Real Estate Lending/Main Office
4th Floor
1148 Broadway
Columbus, Georgia  31902
Attention:  Mr. Jon C. Dodds

First Tennessee Bank, N.A.
1st Floor-Real Estate
165 Madison Avenue
Memphis, Tennessee 38103
Attention:  Ms. Jennifer Andrews

Commerzbank Aktiengesellschaft, Atlanta Agency
Promenade Two, Suite 3500
Atlanta, Georgia  30309
Attention:  Mr. Eric Kagerer

PNC Bank, N.A.
500 West Jefferson Street, Suite 1200
Louisville, Kentucky  40202
Attention:  Mr. Lee K. Zoller

National Bank of Commerce
7770 Poplar Avenue
Suite 105
Germantown, Tennessee  38138
Attention:  Mr. Billy Frank

Mellon Bank, N.A.
One Mellon Bank Center
Suite 2915
Pittsburgh, Pennsylvania  15258
Attention:  Mr. Wayne Robertson

Mid-America Apartment Communities, Inc.
6584 Poplar
Suite 340
Memphis, Tennessee  38138
Attention:  Mr. Simon R.C. Wadsworth

Mid-America Apartments, L.P.
6584 Poplar
Suite 340
Memphis, Tennessee  38138
Attention:  Mr. Simon R.C. Wadsworth

                                   SCHEDULE 4

                          [SUBSIDIARIES AND OWNERSHIP]


Paddock Club Huntsville, A Limited Partnership, a Georgia limited partnership

Paddock Club Tallahassee, A Limited Partnership, a Georgia limited partnership

Paddock Club Brandon, A Limited Partnership, a Georgia limited partnership

Paddock Park Ocala II, A Limited Partnership, a Georgia limited partnership

Whisperwood Associates, A Limited Partnership, a Georgia limited partnership

Whisperwood Spa & Club, A Limited Partnership, a Georgia limited partnership

Paddock Club Greenville, A Limited Partnership, a Georgia limited partnership

Paddock Club Wildewood, A Limited Partnership, a Georgia limited partnership

Paddock Club Columbia Phase II, A Limited Partnership, a Georgia limited partnership

Mid-America Apartments of Texas, L.P., a Texas limited partnership

                                    EXHIBIT A



                                 [Form of Notes]

                                    EXHIBIT B



                               [Swingline Request]

                                    EXHIBIT C



                               [Borrowing Notice]

                                    EXHIBIT D



                               [Conversion Notice]

                                    EXHIBIT E



                           [Form of Attorney Opinion]

                                    EXHIBIT F



                          [Borrowing Base Certificate]

                                    EXHIBIT G



                           [Assignment and Assumption]

                                    EXHIBIT H



                              [Subsidiary Guaranty]

                                    EXHIBIT I


     In order to derive the benefit of Florida law providing exemption from certain documentary stamp taxes and intangible taxes, the parties have agreed that the Notes (a) amend and restate in their entirety and renew those certain notes secured, inter alia, by Florida real property, issued by various borrowers to other lenders who have assigned their interest thereunder to the Administrative Agent (unless previously held by Mortgagee) for the benefit of the Lenders (the "Assigned Notes"), being more particularly described below, and
(b) consolidate said Assigned Notes with the new and additional indebtedness represented by this Agreement.


     See page 2 of this Exhibit I for a description of the Assigned Notes.